Filed pursuant to Rule 424(b)(5)
Registration No. 333-253587

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 15, 2021)

U.S. $1,000,000,000

Republic of Colombia

4.125% Global Bonds due 2042

The bonds will mature on February 22, 2042. The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds each February 22 and August 22, commencing on August 22, 2021. The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-7 to read about certain risks you should consider before investing in the bonds.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond	Total
Public offering price(1)	98.492%	U.S. $	984,920,000
Underwriting discount	0.200%	U.S. $	2,000,000
Proceeds, before expenses, to Colombia	98.292%	U.S. $	982,920,000

(1)	Purchasers will also be required to pay accrued interest, if any, from April 22, 2021, if settlement occurs after that date.

Delivery of the bonds is expected to be made to investors through the book-entry delivery system of The Depository Trust Company for the account of its participants, including Clearstream and Euroclear, on or about April 22, 2021.

Joint Book-Running Managers

BofA Securities	Citigroup	Morgan Stanley

The date of this prospectus supplement is April 19, 2021.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EC (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional de Estadística (National Administrative Department of Statistics, or “DANE”) based on the latest available population statistics, Colombia’s population in 2021 is estimated to be approximately 51.0 million. The latest available population statistics also estimated 7.8 million people live in Bogotá, the capital of Colombia. Furthermore, in 2021, Medellín and Cali, the second and third largest cities, had populations of approximately 2.6 million and 2.3 million, respectively. Of the total population, 76.2% live in populated municipal centers and 23.8% in dispersed rural areas.

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the presidential elections that took place in 2018, Iván Duque was elected as president of Colombia. The next presidential election is scheduled for May 2022.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to ensure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 108-member Senate and a 172-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters.

The most recent Congressional elections occurred on March 11, 2018. The composition of the Congress for the period 2018-2022 was modified to expand the number of seats in both of its chambers. As a result of the peace agreement signed with the Fuerzas Armadas Revolucionarias Colombianas (Colombian Revolutionary Armed Forces, or “FARC”), and the political reform approved in 2015, a total of 12 congressional seats were added, increasing the total number of congressional seats from 268 to 280. In the Senate, candidates from Partido Centro Democrático, Partido Cambio Radical, Partido Conservador Colombiano, Partido Liberal Colombiano, Partido Social de Unidad Nacional (Partido de la U), Partido Alianza Verde, Partido Polo Democrático Alternativo, Partido FARC, Coalición Lista de la Decencia (ASI, UP), Partido Político Mira, Movimiento Alternativo Indigena y Social (MAIS) and Autoridades Indígenas de Colombia as representation of indigenous communities and Gustavo Petro, won 19, 16, 15, 14, 14, 10, 5, 5, 4, 3, 2 and 1 seats, respectively, with 3 additional vacant seats. In the Chamber of Representatives, Partido Liberal Colombiano, Partido Centro Democrático, Partido Cambio Raical, Partido Social de Unidad Nacional (Partido de la U), Partido Conservador Colombiano, Partido Alianza Verde, Partido FARC, Partido Político Mira, Polo Democrático Alternativo, Partido Opción Ciudadana, Coalición Lista de la Decencia (ASI, UP) , Movimiento Alternativo Indigena y Social (MAIS), G.S.C. Colombia Justa Libres, Coalición Alternativa Santandereana, C.C. Ancestral de comunidades negras playa renaciente, Consejo—Comunitario la Mamuncia and Angela María Robledo won 35, 32, 30, 25, 21, 9, 5, 2, 2, 2, 2, 2, 1, 1, 1, 1, and 1 seats, respectively. The next Congressional elections will be held in March 2022.

Selected Colombian Economic Indicators

	2016	2017	2018	2019	2020
Domestic Economy
Real GDP Growth (percent)(1)	2.1%	1.4%	2.5%	3.3%	(6.8)%
Private Consumption Growth (percent)(1)	1.6	2.1	3.0	4.6	(5.8)
Public Consumption Growth (percent)(1)	1.8	3.6	7.0	4.3	3.7
Consumer Price Index(2)	5.5	5.0	3.5	3.5	1.6
Producer Price Index(2)	2.2	3.3	2.3	6.1	(0.9)
Interest Rate (percent)(3)	6.8	6.0	4.5	4.5	1.9
Unemployment Rate (percent)(4)	8.7	8.6	9.7	9.5	13.4
Balance of Payments(5)	(millions of U.S. dollars)

Exports of Goods	34,063	39,777	44,440	42,368	33,481
Imports of Goods	43,239	44,247	49,584	50,818	41,400
Current Account Balance	(12,782)	(10,742)	(13,634)	(14,285)	(9,083)
Net Direct Investment	(9,330)	(10,147)	(6,409)	(11,095)	(5,724)
Net International Reserves	46,675	47,629	48,393	53,167	59,039
Months of Coverage of Imports	10.3	10.1	9.2	9.9	NP
Public Finance(6)	(billions of pesos or percentage of GDP)

Non-financial Public Sector Revenue(7)	Ps. 351,085	Ps. 363,394	Ps. 405,075	Ps. 453,395	NP
Non-financial Public Sector Expenditures(7)	368,051	384,794	428,546	471,396	NP
Non-financial Public Sector Primary Surplus/ (Deficit)(8)	7,564	4,371	1,651	5,687	NP
Percent of Nominal GDP	0.9%	0.5%	0.2%	0.5%	NP
Non-financial Public Sector Fiscal Surplus/(Deficit)	(20,693)	(24,582)	(25,323)	(25,559)	NP
Percent of Nominal GDP	(2.4)%	(2.7)%	(2.6)%	(2.4)%	NP
Central Government Fiscal Surplus/ (Deficit)	(34,925)	(33,636)	(30,316)	(26,049)	(77,748)
Percent of Nominal GDP	(4.0)%	(3.6)%	(3.1)%	(2.5)%	7.8%
Public Debt(9)	(billions of pesos or percentage of GDP)

Public Sector Internal Funded Debt(10)	Ps.292,865,173	Ps. 318,309,291	Ps. 355,595,931	Ps. 396,373,648	Ps. 389,845,972
Percent of Nominal GDP(1)	33.3%	34.6%	36.0%	37.3%	38.6%
Public Sector External Funded Debt(11)	$ 50,771	$ 54,135	$ 57,054	$ 58,653	$66,933
Percent of Nominal GDP(1)	17.6%	17.5%	18.8%	18.1%	22.8%

1:	Figures for 2019 and 2020 are preliminary. Preliminary figures are published during the year succeeding the reference period and become final two years thereafter.
2:	Percentage change over the twelve months ended December 31 of each year.
3:	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).
4:	Refers to the average national unemployment rates in December of each year.
5:

Calculations based on the methodology in the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “Foreign Trade and Balance of Payments—Balance of Payments” in the 2019 Annual Report (as defined below).

6:

All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.

7:

The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures are greater than those that would appear had such transfers been eliminated upon consolidation.

8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus (deficit) without taking into account interest payments or interest income.
9:	Exchange rates as of December 31 of each year.
10:

Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt (excluding payable accounts).

11:

In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year (excluding payable accounts).

NP:	Not Published. As of April 18, 2021 this information has not been published. The Republic expects to publish this information by May of 2021.

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS.

The Offering

Issuer	Republic of Colombia.

Aggregate Principal Amount	U.S. $1,000,000,000

Issue Price	98.492% of the principal amount of the bonds, plus accrued interest, if any, from April 22, 2021

Issue Date	April 22, 2021.

Maturity Date	February 22, 2042.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form. The bonds will be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc, and Clearstream Banking, S.A.

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from April 22, 2021 at the rate of 4.125% per year. Colombia will pay you interest semi-annually in arrears on February 22 and August 22 of each year. The first interest payment will be made on August 22, 2021.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•	The worldwide economic effects of the outbreak and economic shutdown caused by the COVID-19 pandemic is adversely affecting Colombia’s economy, and the impact could be material.

•

Colombia’s economy is vulnerable to external shocks, including those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	State of New York; provided that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments—Collective Action Clause” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds will be approximately U.S. $982,650,000 after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $270,000). Colombia will use the net proceeds of the offering for general budgetary purposes.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of April 19, 2021, BofA Securities, Inc., Citigroup Global Markets Inc., and Morgan Stanley & Co. LLC, as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent. See “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in fiscal figures;

•	changes in commodity prices, such as a decline in oil prices;

•	increases in public sector debt;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	internal security issues; and

•	the public health crisis and economic shutdowns caused by the COVID-19 pandemic, any subsequent wave or resurgence and/or new pandemic.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security”.

The worldwide economic effects of the outbreak and economic shutdown caused by the COVID-19 pandemic is adversely affecting Colombia’s economy, and the impact could be material.

The outbreak of the Coronavirus Disease 2019 (“COVID-19”) pandemic is currently having an indeterminable adverse impact on the world economy. COVID-19 was reportedly first detected in Wuhan, Hubei Province, China, and first reported to the World Health Organization (“WHO”) country office in China on December 31, 2019. On January 30, 2020, the WHO declared COVID-19 a public health emergency of international concern and on March 11, 2020 declared the outbreak a pandemic. COVID-19 has begun to have numerous worldwide effects on general commercial activity. Many of our trading partners, such as China, the European Union, the United Kingdom and the United States, among others, have undertaken various public health measures to control the spread of COVID-19 including mandatory quarantines, forced economic shutdowns and travel restrictions, as well as economic measures to mitigate the impacts of such public health policies on their respective national economy.

On March 17, 2020, the Government, through Legislative Decree 417 of 2020, declared a 30 day state of national emergency in light of the health and economic crisis caused by the outbreak of COVID-19. On May 6, 2020, through Legislative Decree 637 of 2020, the Government declared a state of emergency for an additional 30 days. The Government has implemented various economic and public health measures to address the crisis, including (i) mandatory shelter in place orders; (ii) border closure for all non-citizens and non-residents; (iii) short term and low interest loans for all types of agricultural producers; (iv) payroll subsidies for companies and credit lines for different sectors of the economy; (iv) closure of all schools and universities; (v) incentivizing working from home and a mandatory work from home order for 80% of Government employees; (vi) actions by the Banco de la Republica, including reductions of its interest rate by 250 basis points in 2020, the provision of non-delivery forwards in the amount of up to U.S. $1 billion and supplying liquidity auctions up to Ps. 20 trillion; (vii) suspension of increases in utility tariffs; (viii) reduction in the prices of gasoline; and (ix) changes to the general budget and measures to render more flexible certain procedures to enable the Government to access the credit markets, among others. The efficacy of certain of these measures cannot yet be evaluated, and their duration and effect remain uncertain.

As of April 10, 2021, the Government had purchased 66.5 million doses of COVID-19 vaccines for 37.8 million people, of which 20 million doses were purchased through the multilateral Covax agreement and 46.5 million doses were purchased through bilateral mechanisms. The bilateral agreements include 10 million doses from Pfizer Inc., 10 million doses from AstraZeneca, 10 million doses from Moderna, 9 million doses from Janssen, and 7.5 million doses from Sinovac. On January 29, 2021, the Government issued Decree 109 of 2021, which establishes the vaccination plan against COVID-19, which program consists of vaccinating the population in two phases and five stages, prioritizing risk groups and thus progressively reaching 37.8 million vaccinated individuals. In the first phase, the plan will seek to reduce mortality and the incidence of serious cases from the virus, as well as protect health workers. The second phase aims to reduce the contagion to generate herd immunity. Vaccinations started on February 20, 2021. As of April 15, 2021, the Republic had 2,602,719 confirmed cases of COVID-19, 2,432,061 recovered cases and 67,199 deaths. As of April 15, 2021, a total of 3.5 million doses of COVID- 19 vaccines have been administered in Colombia.

If the economic and public health crisis caused by the COVID-19 outbreak continues and the Government’s measures are not effective, the economic performance of the country may suffer further than already anticipated, as a result of adverse effects on commerce, transportation and foreign investment, among other things, and thus may potentially adversely affect the Republic’s ability to service its debt, including the bonds. The effects of the COVID-19 pandemic and the economic shutdown may also include an increase in unemployment, a reduction in household income, reduction in Government revenues, increased Government expenditures with potential budget additions and a deterioration of the Republic’s financial position. Moreover, the COVID-19 pandemic has contributed and coincided with sharply lower demand for oil and its derivatives and as a result a lower and more volatile price of oil and gas, which has also negatively affected the Colombian economy and the financial position of Ecopetrol. GDP decreased by 6.8% in 2020, the first recession in Colombia in over two decades.

The COVID-19 pandemic, any subsequent wave or resurgence and/or new pandemic may also have the effect of heightening the other risks described herein, such as those relating to economic, social and political developments in Colombia and its credit ratings. Consequently, the current COVID-19 pandemic and its potential impact on the global economy may require the Republic to enact additional changes to existing regulations or implement more stringent regulations, which may further adversely impact the Republic’s economy, the prices of, and the Republic’s ability to make payments on, its outstanding securities or other indebtedness.

Colombia’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. Oil prices are volatile and a significant decrease in oil prices would have a negative impact on Colombia’s economy. The United States, European Union and China are Colombia’s first, second and third most important trading partners in terms of exports, respectively. For the two-month period ended February 28, 2021 according to preliminary figures, exports to the United States, the European Union and China totaled accounted for 29.3%, 11.3% and 8.3%, respectively. For the two-month period ended February 28, 2021, total exports decreased by 12.7% to U.S. $6,363 million FOB, compared to the same period of 2020. Aggressive containment measures related to COVID-19 caused the economies of those trading partners to contract during 2020. An economic slowdown in the Republic’s primary trading partners could have an adverse effect on Colombia’s economic growth and its ability to service its public debt. For more information, see “Recent Developments—Monetary System—Interest Rates and Inflation” and “—Foreign Exchange Rates and International Reserves” in this prospectus supplement, and “Economy—Gross Domestic Product,” “Monetary System—Foreign Exchange Rates and International Reserves” and “—Interest Rates and Inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2019, filed with the SEC on September 24, 2019, as amended by the amendments on Form 18-K/A filed with the SEC on February 16, 2021 and April 12, 2021, and as further amended from time to time (“2019 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economies of any of Colombia’s major trading partners, such as the United States, the European Union or China could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States and the European Union are Colombia’s largest export markets. In 2020, the United States accounted for 28.7% of Colombia’s total exports and the European Union accounted for 11.6% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis and the global economic crisis that began in 2008. Similar developments can be expected to affect the Colombian economy in the future.

Continued outbreaks due to COVID-19 or a future pandemic and economic shutdowns to combat such outbreaks in the United States and Europe could have a material adverse impact on Colombia’s exports and economic growth.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

There can be no assurance that Colombia’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Colombia’s long-term public external indebtedness are currently rated investment grade by S&P Global Ratings (“S&P”), Moody’s Investors Services Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”). On April 1, 2020, Fitch downgraded Colombia to BBB- from BBB with a negative outlook. On November 6, 2020, the BBB- rating was affirmed by Fitch and remained with a negative outlook. On March 26, 2020, S&P affirmed Colombia’s BBB- rating and revised its outlook to negative from stable. On October 28, 2020, the BBB- rating was affirmed by S&P and remained with a negative outlook. Moody’s has had a Baa2 rating since May 23, 2019, and on December 3, 2020, revised Colombia’s outlook from stable to negative.

Ratings address the creditworthiness of Colombia and the likelihood of timely payment of Colombia’s long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Colombia, as well as assessments of the creditworthiness of its productive state-owned enterprises.

There can be no assurances that Colombia’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the bonds.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars,” “$” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the accompanying prospectus) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of Regulation (EU) 2017/1129 (“the Prospectus Regulation”), reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2019 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-1-381-2802 /57-1-381-4153

Fax: 57-1-381-2801/57-1-381-2102

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg listing agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 2019/980, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

Prospectus Regulation Item	2019 Annual Report

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-9 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-6 to D-9 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-4 to D-5 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-9 to D-17 of Exhibit D; and “Recent Developments” beginning on page S-15 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy,” “—Infrastructure Development,” “—Role of the State in the Economy; Privatization,” “—Environment,” “—Employment and Labor” and “—Poverty” on pages D-25 to D-50 of Exhibit D and “Monetary System” on pages D-66 to D-75 of Exhibit D; and “Recent Developments—Economy” beginning on page S-24 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-23 to D-24 of Exhibit D; and “Recent Developments—Economy” beginning on page S-24 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-9 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General,” “—Public Sector Accounts” and “—2020 Budget” on pages D-76 to D-85 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-38 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-87 to D-97 of Exhibit D; and “Recent Developments—Public Sector Debt” beginning on page S-40 of the prospectus supplement

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-51 to D-65 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-28 of the prospectus supplement

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-71 to D-74 of Exhibit D; and “Recent Developments—Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-36 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-51 to D-65 of Exhibit D and “Public Sector Finance—General,” “—Public Sector Accounts” and “—2020 Budget” on pages D-76 to D-85 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-28 of the prospectus supplement; and “Recent Developments—Public Sector Finance” beginning on page S-38 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2020 budget	“Public Sector Finance—Public Sector Accounts” and “—2020 Budget” on pages D-77 to D-85 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-38 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately U.S. $982,650,000 after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $270,000). Colombia will use the net proceeds of the offering for general budgetary purposes.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2019 Annual Report, as amended by the amendments on Form 18-K/A filed with the SEC on February 16, 2021 and April 12, 2021, and as it may be further amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2019 Annual Report, as amended, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2019 Annual Report, as amended to date.

Republic of Colombia

Covid-19

On March 17, 2020, through Decree 417 of 2020, President Duque declared a national Estado de Emergencia Económica, Social y Ecológica, or State of Emergency, for a period of 30 calendar days, in accordance with the provisions of article 215 of the Political Constitution of Colombia, to manage the coronavirus (COVID-19) pandemic. The state of emergency allows the Government to take extraordinary legislative measures necessary to handle the crisis. Decree 417 of 2020 provides for the adoption of measures including: the use of resources such as the Fondo de Ahorro y Estabilización (FAE) of the Sistema General de Regalías, the Fondo de Pensiones Territoriales (FONPET) and the new Fondo de Mitigación de Emergencias (FOME); the strengthening of the Fondo Nacional de Garantías (FNG) to maintain the availability of credit; the reduction of tax burdens on residents during the crisis; isolation and social distancing; and the continuance of social assistance programs, among other measures adopted by the Government. On May 6, 2020, the Government issued Decree 637 of 2020, declaring a new State of Emergency for a period of 30 calendar days, with the aim of continuing to attend to the crisis derived from the COVID-19 pandemic.

In the framework of the declaration of the States of Emergency, on March 18, 2020, March 22, 2020, and May 6, 2020, respectively, President Duque announced social and economic measures aimed at helping the country through the COVID-19 pandemic, including: the provision of resources for the health system to manage the increased need for medical supplies; additional monetary transfers for beneficiaries of the Families in Action, Youth in Action and Colombia Mayor programs; reconnecting water service to the nearly 200,000 families for whom the service was suspended due to non-payment; accelerating the start of the VAT refund program for the most vulnerable population; allowing the request of temporary deferment of mortgage payments, credit card payments, and automobile payments; and offering guarantees through the FNG to facilitate the lines of credit of small and medium-sized companies; subsidizing a portion of minimum wages for certain companies experiencing losses of income; and extending the term for the payment of income tax.

The main economic measures taken to date during the COVID-19 emergency are described below:

•	2020 Budget

The 2020 budget, which became Law No. 2008 on December 27, 2019, was subsequently modified under the national State of Emergency declared due to COVID-19 by Law-Decree 519 of April 5, 2020, Law-Decree 522 of April 6, 2020, Law-Decrees 571 and 572 of April 15, 2020, Law-Decree 774 of June 3, 2020, Law-Decree 813 of June 4, 2020 and Law 2060 of October 22, 2020, in order to increase the budget as well as to reallocate and reappropriate certain funds.

•	Fondo de Mitigación de Emergencias (FOME)

On March 21, 2020, the Government issued Decree 444 of 2020, which created the FOME, a fund through which resources will be channeled to the sectors affected by COVID-19, such as the health sector, and social spending programs.

FOME’s resources are estimated at Ps. 40.5 trillion and come from the following sources: (1) FAE, (2) FONPET, (3) Fondo de Riesgos Laborales (FRL), (4) funds collected from the solidarity tax,

(5) mandatory investments by credit institutions in public debt securities, (6) allocations from the general budget, (7) financial returns generated from the administration of resources, and (8) other funds, as determined by the Government. As of March 12, 2021, Ps. 31.9 trillion have been transferred to FOME from these sources.

As of March 17, 2021, the approved uses of FOME for 2020 and 2021 totaled Ps. 40.5 trillion, which have been disbursed in three main areas: (i) Ps. 16.0 trillion for the COVID-19 health care emergency; (ii) Ps. 14.2 trillion for care of vulnerable populations; and (iii) Ps. 10.4 trillion for job protection and economic recovery.

The budgetary executions of FOME in 2020 totaled Ps. 22.0 trillion, which represents 54.4% of FOME’s total expenditures for 2020 and 2021. This expenditure was distributed as follows: Ps. 7.0 trillion for the COVID-19 healthcare emergency, Ps. 8.5 trillion for care of vulnerable populations and Ps. 6.4 trillion for job protection and economic recovery.

•	2021 Budget

The 2021 budget was enacted by Law No. 2063 on November 28, 2020 and authorizes the Government to incorporate into the 2021 budget the uncommitted outstanding balances of 2020 that had been financed with resources from FOME. These resources have been appropriated to the public health sector, economic recovery and development and the promotion of job creation. On January 26, 2021, through Decree No. 85 of 2021, the Government supplemented the 2021 budget with Ps. 18.5 trillion.

As of March 12, 2021, the budgetary executions of FOME totaled Ps. 5.3 trillion, which represented 13% of FOME’s total appropriations. This expenditure was distributed as follows: Ps. 2.6 trillion for the COVID-19 healthcare emergency, Ps. 1.2 trillion for care of vulnerable populations and Ps. 1.5 trillion for job protection and economic recovery.

•	Solidarity tax for the public sector

On April 15, 2020, the Government issued Decree 568 of 2020, which created the solidarity tax. The solidarity tax was imposed on public officials who earned more than Ps. 10 million each month, who must pay the tax for six months to support Colombians experiencing reduced income or loss of employment. On August 5, 2020, the Constitutional Court declared the solidarity tax unenforceable. For this reason, the contributions received for this tax will be credited to the officials’ 2021 income tax returns.

•	Fondo Nacional de Garantías

On March 28, 2020, the Government issued Decree 492 of 2020, which establishes measures to strengthen the FNG. One of the measures was the capitalization of the FNG with Ps. 3.25 trillion through which the Government seeks to facilitate access to credit for micro-, small- and medium-sized companies, by granting guarantees for credit extended to these companies. The capitalization of the FNG comes from the Fondo Nacional para el Desarollo de la Infraestructura (FONDES) and from the surplus capital of entities with state ownership. As of March 31, 2021, FNG has guaranteed operations in an amount of approximately Ps. 21.0 trillion, of which Ps. 15.2 trillion was directed to the program Unidos por Colombia and Ps. 5.8 trillion to traditional programs.

•	Programa de Apoyo al Empleo Formal (PAEF)

On May 8, 2020, the Government issued Decree 639 of 2020, which creates the Programa de Apoyo al Empleo Formal (PAEF), through which the Government will make up to three monthly payments of 40% of the minimum wage, or, Ps. 351,000, per employee, to help companies pay the wages of their workers. On October 22, 2020, the Government announced that PAEF would continue until March 2021 to provide support to the labor market. The Government, through the Ministry of Housing and the Ministry of Finance, announced a new measure to help the economy by boosting the construction sector, which has gradually resumed activities under strict public health safety protocols. The initiative consists of granting subsidies for the purchase of 200,000 housing units between 2020 and 2022, of which 100,000 will be designated as low-income housing and 100,000 will be for families of any income level, with certain pricing requirements.

The Government, through Decree 789 of 2020, announced a temporary exclusion of VAT for specific products and services including (i) chemical raw materials for medicines for the duration of the public health emergency; (ii) restaurants and cafeterias, until December 31, 2020; (iii) imported vehicles, until December 31, 2021; and (iv) hotel and tourism services, until December 31, 2020. The Government announced on February 25, 2021, that the declaration of a health emergency will be extended until at least May 31, 2021.

Through Law 2073 of December 31, 2020, Colombia approved an increase in the country’s debt ceiling by the amount of U.S. $14.0 billion. This increase will give the Government sufficient flexibility in the budget and a prudent financing margin to face potential economic shocks.

The Government, through FOME, has allocated to the Ministry of Health Ps. 6.1 trillion in 2020 and Ps. 2.4 trillion in 2021. The focus areas of these appropriations are (i) increasing hospital capacity, (ii) improving the quality and access of health insurance to the population and (iii) the implementation of the national COVID-19 vaccination plan.

As of April 10, 2021, the Government had purchased 66.5 million doses of COVID-19 vaccines for 37.8 million people, of which 20 million doses were purchased through the multilateral Covax agreement and 46.5 million doses were purchased through bilateral mechanisms. The bilateral agreements include 10 million doses from Pfizer Inc., 10 million doses from AstraZeneca, 10 million doses from Moderna, 9 million doses from Janssen, and 7.5 million doses from Sinovac.

On December 29, 2020, the Government issued Decree 1787 of 2020, which regulates the approval of emergency use of medicines used to diagnosis, treat, and prevent COVID-19.

On January 29, 2021, the Government issued Decree 109 of 2021, which establishes the vaccination plan against COVID-19, which program consists of vaccinating the population in two phases and five stages, prioritizing risk groups and thus progressively reaching 37.8 million vaccinated individuals. In the first phase, the plan will seek to reduce mortality and the incidence of serious cases from the virus, as well as protect health workers. The second phase aims to reduce the contagion to generate herd immunity. Vaccinations started on February 20, 2021. As of April 15, 2021, a total of 3.5 million doses of COVID-19 vaccines have been administered in Colombia.

On February 26, 2021, the Government issued Decree No. 206 of 2021, which imposes public health measures for the continued management of the COVID-19 pandemic, including requiring compliance with social distancing measures, directing municipalities with high COVID-19 infection rates to promulgate selective isolation measures and extending the prohibition on the operation of nightclubs.

On March 23, 2021, the Government issued an External Circular ordering local governments to adopt additional measures to contain the spread of COVID-19, which has been increasing in some cities. The measures include curfews, restrictions on the sale of liquor, restrictions on the opening of public places based on intensive care unit occupancy, and prohibitions on public events involving crowds.

On April 13, 2021, the Minister of Health and Social Protection, Fernando Ruiz Gómez, ordered the implementation of additional public health measures, such as curfews, quarantine on certain days of the week, and recommending that employers allow employees to work from home, in the cities of Medellín, Bogotá, Barranquilla and in the department of Atlántico, due to high COVID-19 contagion levels and intensive care unit occupancy in those cities.

As of April 15, 2021, COVID-19 infections in Colombia totaled 94,583 active cases.

Government and Political Parties

In the presidential elections that took place on May 27, 2018, Iván Duque won the first ballot with 39.14% of the vote. On June 17, 2018, Iván Duque won the second ballot and was elected President of the Republic of Colombia with 53.98% of the vote. President Duque took his oath and assumed the office of the President on August 7, 2018. The next presidential election is scheduled for May 2022.

National development plans are published every four years and act as a framework for the Government’s goals, programs, and investment plans. The National Development Plan 2018—2022 (the “2018-2022 Plan”), approved on May 25, 2019, is focused on the assessment of the Republic’s progress and social advances and improvements. The 2018-2022 Plan is based on three main pillars: (i) rule of law, (ii) entrepreneurship and (iii) social justice.

•	Rule of Law: promotion of the rule of law, increasing security and the consolidation of peace;

•	Entrepreneurship: economic growth will be enhanced with an environment favorable to the creation and consolidation of a friendly business environment; and

•	Social Justice: promotion of social mobility and increased prosperity.

The 2018-2022 Plan aims to increase local, regional, and national integration as well as reduce poverty and inequality and increase employment. For 2021, a budget of Ps 56.8 billion was approved, a 32% increase compared to the 2020 budget. Budgetary appropriations include the main pillars of the 2018-2022 Plan. The 2018-2022 Plan focuses on promoting economic growth in the agricultural, infrastructure, housing, health, utilities and education sectors. The 2018-2022 Plan also seeks to reduce poverty and inequality.

National legislative power is vested in Congress, which consists of a 108-member Senate and a 172-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. The most recent Congressional elections occurred on March 11, 2018. The next Congressional elections will be held in March 2022.

On November 30, 2017, Congress approved the final text of the draft bill which implemented the regulatory framework of the JEP (the “JEP Bill”). On August 15, 2018, the Constitutional Court declared the JEP Bill constitutional and on February 11, 2018, the Constitutional Court sent the JEP Bill to the President of the Congress and the President of the Republic for their signatures. On March 10, 2019, President Duque objected to six of the 159 articles of the JEP Bill. On April 8 and May 1, 2019, the Chamber of Representatives and the Senate, respectively, rejected the objections. On June 6, 2019, President Duque enacted the regulatory framework of the JEP into law. As of April 9, 2021, 12,843 Colombians were submitted to the JEP. Of that group, 9,797 were members of the FARC, 2,900 were members of the military, 134 were agents of the state and 12 were social protesters.

The JEP Peace Court’s division on Recognition of Truth and Responsibility has issued guidelines on proper sanctions and on works and activities with restorative-reparative content. The sanctions outlined in the guidelines will be applied to those who committed the most serious crimes of the armed conflict and will last from five to eight years. Participants who were not determined to have committed serious crimes will also be subject to sanctions for a period of two to five years. The sanctions require the carrying out of works and activities with restorative-repairing content and involve an effective restriction of freedoms and rights, such as freedom of residence and movement.

On January 26, 2021, the JEP’s Chamber of Recognition, in Case 01 called “Taking of Hostages and other Serious Deprivations of Liberty”, charged eight former combatants who were members of the FARC Secretariat of committing war crimes and crimes against humanity. The defendants have until April 30, 2021 to accept or reject the accusations made against them and to provide additional evidence.

On April 14, 2021, through Decree Nos. 312, 313 and 314 of 2021, the Special Administrative Unit for Military and Police Criminal Justice was created. This new unit is part of an effort to strengthen criminal justice within the military and complies with congressional criteria set forth in the Military Penal Code (Law No. 1407 of 2010) regarding a criminal justice system under military jurisdiction.

Unconventional Reservoir Projects

In December 2020, the National Hydrocarbon Agency (“ANH”) and Ecopetrol executed a contract to collaborate on the Comprehensive Research Pilot Project Kalé. On February 11, 2021, the Ministry of Mines and Energy, the Ministry of the Interior, the Ministry of Environment and Sustainable Development and the ANH held an initial meeting with the authorities and citizens of Puerto Wilches, Santander, where Project Kalé will be carried out, to discuss any local concerns with respect to the project.

After reports about threats made against environmental leaders in Puerto Wilches who opposed Project Kalé, the Ministry of Mines and Energy and Ecopetrol publicly announced their opposition to these threats and reiterated their emphasis on public dialogue about the project.

Corruption Investigations

On January 12, 2017, the Fiscalia General de la Nación initiated a corruption investigation into the activities of the Brazilian construction firm Odebrecht. While the investigation is still ongoing, to date five people have been convicted, including two former public officials. On September 14, 2018, the Superintendencia de Industria y Comercio initiated a corruption investigation into Odebrecht’s actions in relation to the adjudication of the Ruta del Sol II highway concession. On December 13, 2018, a local court disqualified Odebrecht from bidding and contracting with the Republic for a period of 10 years.

On August 6, 2019, an arbitral tribunal ruled in favor of the Colombian Infrastructure Agency (“ANI”) in a claim filed by CONSOL, a construction consortium in which Odebrecht owns a 62% stake. The arbitral tribunal decided that ANI only needed to pay CONSOL Ps. 211 billion in construction costs and not the Ps. 2.3 trillion that were claimed to be due. On November 14, 2019, the Superintendencia de Sociedades ordered the judicial liquidation of Constructora Norberto Odebrecht de Colombia S.A.S., a company linked to Odebrecht, due to, among other reasons, the company’s default on its financial obligations and the fact that its liabilities were 484% of its assets.

On February 22, 2021, the Colombian prosecutor’s office announced the indictment of 12 individuals for different alleged crimes related to corruption investigations into activities of Odebrecht.

Internal Security

The level of criminal activity in the Republic has generally decreased over the past two decades. In particular, violence by guerilla organizations has decreased. Incidents of homicide decreased from 12,402 in 2016 to 12,237 in 2017. In 2018, 2019 and 2020 there were 12,923, 12,925 and 12,274 homicides, respectively. Incidents of kidnapping decreased from 207 in 2016 to 195 in 2017, 176 in 2018, 92 in 2019 and 88 in 2020. Incidents of terrorism decreased from 224 in 2016 to 123 in 2017. In 2018, 2019 and 2020, the number of terrorism incidents increased, with 152, 209 and 403 registered cases, respectively. From January to February 2021, homicides increased by 3.27% from 2,050 to 2,117 compared to the same period in 2020. From January to February 2021, kidnappings did not vary compared to the same period in 2020, and incidents of terrorism decreased by 83.3% from 150 to 25 compared to the same period in 2020.

Over the past two decades, Colombia has implemented various measures to address the violence associated with the guerilla movements, including bilateral negotiations, enactment of legislation to protect the victims of armed conflicts, increased investment and economic development in conflict areas and the introduction of social, political and economic reforms designed to improve living conditions, increase access to the political process and equalize the distribution of income.

On August 29, 2019, Ivan Marquez and Jesus Santrich (“Santrich”), former senior leaders of the FARC, announced that they would once again take up arms and return to conflict. On October 9, 2019, the FARC party, the successor of the guerrilla group, expelled all the guerrilla members that announced their rebellion. Several FARC dissidents, including Santrich, are requested in extradition by the United States on drug trafficking and money laundering charges. Furthermore, in December 2020, the Consejo de Estado ruled that Santrich would no longer be a member of the House of Representatives for the 2018-2022 legislative period.

On September 30, 2019, the Presidential Counselor for Stabilization and Consolidation stated before a committee of Congress the Government’s continued commitment to the implementation of the peace agreements reached with the FARC. The Government has invested approximately Ps. 900 billion in projects related to the implementation of the peace agreements.

The Government has implemented security measures to protect ex-combatants. A total of 820 collective reparation actions have been performed for 62 native Colombian and 758 non-native Colombian victims. A total of 68 victim relocation plans have been authorized. Between August 2018 and December 2019, 41,370 hectares of illicit crops were eradicated. As of November 30, 2020, 1,842 productive projects employing 5,167 ex-combatants have been approved, for which Ps. 51,616 million have been allocated. A total of 25,677 ex-combatants have successfully completed the reintegration process, of which 73% have work training.

On November 24, 2020, the Government issued Decree No. 1543, which establishes the requirements for ex-combatants to have access to land to carry out productive projects and regulates the transfer of rural properties to those ex-combatants. On December 11, 2020, the National Reincorporation Council (CNR) approved a health program for 2021 benefitting ex-combatants in the process of reincorporation.

On March 12, 2021, the High Commissioner for Peace announced the Government’s commitment to establish the basis for the next eight years for the continuation of the implementation of the peace accords, focused on the special jurisdiction for peace and the comprehensive system of reparation, justice and non-repetition. Land restitution and the importance of progress in productive projects will also be addressed.

On March 26, 2021, FARC dissidents detonated an explosive device in front of the mayor’s office of Corinto, Cauca, causing injuries to 43 individuals.

On March 30, 2021, a member of the ELN was extradited to the United States on drug trafficking charges.

Other Domestic Initiatives

On March 6, 2018, the Government enacted Decree 437 of 2018, which establishes a public policy aimed at promoting religious tolerance and fostering religious freedom.

On April 17, 2018, the Government enacted Decree 660 of 2018, which seeks to provide comprehensive protection to all communities with the support and coordination of territorial entities. This decree was enacted within the framework of the peace agreement reached with the FARC.

On August 26, 2018, a referendum was held to decide on the implementation of certain anti-corruption measures. Seven questions were on the ballot. Although every single proposal received a 99% approval, none of the proposals met the minimum threshold of votes. On December 28, 2018, Law No. 1943 (the “Financing Law”) was signed by President Duque. The Financing Law, which entered into force on January 1, 2019, aims to increase Government revenues by approximately Ps. 7.5 trillion pesos. The Financing Law includes, among others, the following measures: (1) a new transactional tax on the sale of certain real estate; (2) a regular VAT for beer and for certain sugar drinks; (3) a 1% annual wealth tax on certain individuals for years 2019, 2020, and 2021; and (4) a tax on certain dividends at a rate of 7.5% or 15% depending on the nature of the recipient of the dividend. Further, the Financing Law strengthens the Direccion de Impuestos y Aduanas Nacionales de Colombia

(“DIAN”); increases the Republic’s ability to collect fiscal revenues; promotes formal employment; incentivizes large-scale investments that create more than 250 new jobs; and promotes incentives for investment in sectors of the orange economy, a term which includes cultural and creative industries such as architecture, audiovisual arts, digital services, fashion, graphic and industrial design, handcrafts, music and software.

On October 16, 2019, Congress approved the Budget Law for the year 2020 with a total budget of Ps. 271.7 trillion, and an increase in investment of Ps. 7.3 trillion.

On October 16, 2019, the Financing Law was declared unconstitutional by the Constitutional Court due to errors in the legislative approval process. The decision of the Constitutional Court was not retroactive and entered into force as of January 1, 2020. On October 22, 2019, the Government presented to Congress a tax reform bill aimed at replacing the Financing Law (the “Economic Growth Law”). On December 27, 2019, the President of the Republic signed the Economic Growth Law (Law No. 2010), after it was approved by Congress. The law seeks to continue promoting economic development and creates the basis for reducing inequality gaps in the country. The Economic Growth Law includes the same provisions from the Financing Law and in addition includes four measures that seek to benefit the most vulnerable in the population: (i) a VAT refund to the 20% poorest in the population; (ii) a gradual reduction in health contributions, from 12% to 4%, by retirees who receive a minimum pension salary; (iii) incentives for companies to hire young people; and (iv) three days a year without VAT.

On November 24, 2019, President Duque signed Law No. 2111, which created the “Grupo Bicentenario,” an independent legal entity linked to the Ministry of Finance. Grupo Bicentenario serves as a financial holding entity overseeing the group of state entities that provide financial services, with the objective of expanding their portfolios, improving the quality of service, and protecting the savings and assets of Colombians.

On October 27, 2020, the Government announced that it introduced to Congress a bill titled “Integral Law for Transparency, Prevention and Fight Against Corruption” which intends to increase the Government’s means to confront corruption.

On December 12, 2020, the Board of Directors of the Banco de la República elected economist Leonardo Villar Gómez as the new governor of the Banco de la República, effective January 4, 2021. Mr. Villar served as a Deputy Executive Director of the OECD at the IMF and will be replacing Dr. Juan José Echavarría, who did not seek re-election to a second four-year term. On February 3, 2021, President Duque appointed Mauricio Villamizar and Bibiana Taboada, both economists, to replace Gerardo Hernandez and Ana Fernanda Maiguashca, respectively, as members of the board of directors of the Banco de la República. On April 5, 2021, President Duque appointed the economist Jaime Jaramillo Vallejo as a member of the board of directors of Banco de la República to replace Arturo Galindo.

On December 31, 2020, Law No. 2069 of 2020 was enacted into law. The law aims to foster and develop a culture of entrepreneurship.

On January 19, 2021, the Government submitted a constitutional amendment to Congress aimed at amending article 79 of the constitution. The amendment would prohibit mining activities in protected highlands and other protected regions. This amendment has been presented to Congress in response to requests from the civilian population.

On February 11, 2021, the CONPES approved CONPES No. 4023. This CONPES aims to reactivate and promote six main sectors of the economy through a Ps. 135 trillion investment plan. The main sectors are housing, infrastructure, healthcare, education, cultural activities, and agriculture.

On April 8, 2021, the Government enacted Decree No. 371 of 2021, through which the expenditure austerity plan is created. This decree enacts austerity measures related to personnel hiring, overtime, vacations, tickets and per diem, official delegations, commissions abroad, events, security schemes and official vehicles, among others.

Sustainable Solidarity Bill (Proyecto de Ley de Solidaridad Sostenible)

On April 15, 2021, the Government submitted a tax bill to Congress called the Ley de Solidaridad Sostenible. The proposed bill includes a set of measures that are intended to achieve higher equity and economic growth within a sustainable fiscal framework.

To counteract the effects of the COVID-19 pandemic on fiscal accounts, the Central Government estimates that it should increase its primary balance by about 1.4% of GDP and enhance DIAN’s modernization process to collect taxes totaling 1.1% of GDP. This is expected to help maintain fiscal sustainability in the medium-term, by lowering public debt and leaving room to absorb possible adverse macroeconomic shocks.

With the proposed bill, the average net tax collection between 2022 and 2031 is expected to increase by Ps. 23.4 trillion or 2% of GDP, which includes (i) an increase of Ps. 7.3 trillion, or 0.6% of GDP, from a reduction on VAT tax benefits and an increase in the tax base, (ii) an increase of Ps. 17 trillion, or 1.4% of GDP, from personal income tax, due mainly to a gradual expansion of the tax base and increase of the effective rate, the elimination of tax exemptions that benefit mainly high income households, changes in the dividend tax, a temporary wealth tax, and a temporary tax on high-incomes, (iii) an increase of Ps. 3.7 trillion, or 0.3% of GDP, from corporate taxes, due mainly to the elimination of tax exemptions, a smaller tax credit for the local turnover tax (ICA), and a temporary surcharge of 3 percentage points, and (iv) a reduction of Ps. 4.6 trillion, or 0.4% of GDP, due to additional transfers to subnational governments to finance social spending, mainly education and health, in line with the constitutional provisions that regulate the General System of Contributions (Sistema General de Participaciones).

The average expected uses of these resources between 2022 and 2031 are (i) Ps. 4.6 trillion, or 0.4% of GDP, to provide a minimum income to households that are in poverty or extreme poverty, (ii) Ps. 0.8 trillion, or 0.1% of GDP, for programs that promote employment such as temporary subsidies to certain social security contributions, and additional spending on tertiary education and culture, (iii) Ps. 1.8 trillion, or 0.2% of GDP, on VAT compensations for lower-income households, and (iv) Ps. 16.1 trillion, or 1.4% of GDP, to reduce the fiscal deficit.

Furthermore, this project proposes to eliminate the 5% withholding tax on the profits obtained from foreign capital portfolio investments in fixed income securities. The tax bill also includes certain economic incentives to reduce pollution, such as a modification of the carbon tax and a single-use plastics tax.

The bill proposes changes to the fiscal rule’s parameters by (i) expanding the fiscal rule’s institutional coverage to the General Government, instead of the Central Government, (ii) excluding non-observable variables from the mechanisms of cyclical adjustment in the fiscal rule’s targets, (iii) establishing an anchor and a limit for the level of public liabilities excluding pensions, (iv) defining pillars that the CONFIS has to follow to determine a path of the structural net primary fiscal balance for the next decade, (v) specifying structural net primary fiscal balance targets for 2022-2024 that ensure a gradual convergence to the fiscal rule’s revised parametric targets, and (vi) setting up the Autonomous Committee of Fiscal Rule, as a strengthened fiscal council, with operational independence and increased functions. Projected figures from the Ministry of Finance show that the proposed fiscal rule may reduce General Government liabilities, excluding pensions, from 59.9% of GDP in 2021 to 51.4% of GDP in 2031.

Article 158 of the proposed bill adds Ps. 11.7 trillion to the 2021 Budget, which addition would increase the fiscal deficit to 9.2% of GDP.

Under the powers granted by Article 163 of Colombia’s Constitution, President Duque requested an expedited approval process for this bill. An expedited process would mean that each congressional chamber must decide on the bill within 30 days. If the President insists on the expedited process, the bill will have priority over consideration of other matters, until the applicable chamber or committee decides on it.

Pact for the Construction of Peace: Culture of Legality, Coexistence, Stabilization and Victims (“2018-2022 Pact”)

The 2018—2022 Plan also approved the 2018-2022 Pact, which aims to build a culture of legality based on the essential relationship between security and justice for a peaceful coexistence. A budget of Ps. 37.1 trillion was approved to fund the 2018-2022 Pact. The main objectives of the 2018-2022 Pact include (i) increased investments in the municipalities most affected by violence; (ii) welfare and assistance programs focused on 1.7 million vulnerable individuals and (iii) increased efficiency in the use of resources aimed at providing reparations to approximately 1.3 million victims of the armed conflict.

Humanitarian Crisis in Venezuela

Beginning in 2017, Venezuela began to experience a severe political, economic, and humanitarian crisis that has impacted the Andean Region as a whole, and Colombia in particular. The Government estimates that as of December 31, 2018, 1.2 million Venezuelans were living in Colombia in search of work, housing and food security, an increase from 0.2 million in May of 2017.

On November 23, 2018, the Department of National Planning published CONPES 3950 (“CONPES 3950”), aimed at addressing the influx of Venezuelan migrants. The action plan aims to provide health care and education to Venezuelan migrants. The plan further provides for increased attention to children and the elderly. The provision of water, food and housing is also addressed. A total of Ps. 422.8 million have been directed for these purposes.

In its report of June 2019, (the “2019 Report”) the Comité Consultivo de la Regla Fiscal (the “Fiscal Rule Advisory Council”) recommended that the Government budget an additional deficit of 0.5%, 0.4%, 0.3%, 0.2% and 0.1% of GDP for 2019, 2020, 2021, 2022 and 2023, respectively, in order to address the influx of Venezuelan migrants. During the first eight months of 2019, Colombia received U.S. $96 million in foreign aid to address the Venezuelan migrant crisis.

On January 23, 2019, the Government of Colombia recognized and expressed its full support to the President of the National Assembly of Venezuela, Juan Guaidó, who was designated by the Venezuelan National Assembly as interim president of the Bolivarian Republic of Venezuela. Additionally, the Government ratified the decision to continue to strongly support the recovery of democracy in Venezuela. Colombia is a member of the Lima Group, a group of 14 western hemisphere nations that has recognized the Guaidó administration and is proposing efforts to reinstall democracy in Venezuela.

According to the Director of Migración Colombia, as of January 31, 2021, there were 1,742,927 Venezuelans in Colombia.

On May 26, 2020, an international donors conference in solidarity with Venezuelan refugees and migrants was held. Delegates from more than 60 countries, as well as from United Nations agencies, such as the Office of the United Nations High Commissioner for Refugees (UNHCR) and the International Organization for Migration (IOM), and financial institutions, participated in the online meeting and pledged a total of 2,544 million euros in contributions for the countries who received most of the Venezuelan refugees, including Colombia, to address their living conditions.

On March 1, 2021, through Decree No. 216 of 2021, the Temporary Protection Statute for Venezuelan migrants, which is valid for 10 years, was enacted. The Temporary Protection Statute, which will serve as a complementary mechanism to the international refugee protection regime, establishes a registry to identify Venezuelan migrants, provides them with a temporary protected status and allows them to obtain a resident visa.

On March 29, 2021, the Government declared a state of public calamity in the department of Arauca. The declaration was made in light of clashes between illegally armed groups on the border with Venezuela. The clashes prompted the displacement of approximately 5,737 persons.

On April 14, 2021, the Chancellor Claudia Blum sent to the United Nations Secretary General and to the President of the United Nations Security Council a communication in which Colombia reported the serious situation that exists at the border with Venezuela due to the support that the Venezuelan regime gives to armed terrorist groups, as well as the massive displacement of Venezuelan migrants to Colombia. In the communication, the Chancellor reiterates Colombia’s commitment to international humanitarian law and the provision of humanitarian assistance to Venezuelan migrants

Hurricane Damage

During the first two weeks of November 2020, hurricanes Eta and Iota hit the archipelago of San Andrés, Providencia and Santa Catalina. On the island of Providencia, approximately 98% of the infrastructure suffered structural damage. Similarly, on the island of San Andrés, 1,400 homes, 60 commercial establishments and 100 accommodations were partially damaged, and 15 houses were totally destroyed. Further, Hurricane Eta caused flooding in the Department of Magdalena that affected 26,000 people. On November 20, 2020, the IDB approved a donation of U.S. $400,000 for the purchase of goods such as drinking water, food and other basic necessities. Additionally, at the IDB Assembly on March 16, 2021, the Executive Director of the IDB for Colombia and Peru, Sergio Díaz Granados, gave a donation of approximately U.S. $47,000 in the name of employees and friends of the IDB to finance projects related to the reconstruction of the archipelago of San Andrés and Providencia.

On December 14, 2020, the Government announced a plan to rebuild the islands after hurricanes Eta and Iota, called Plan 100. As of March 16, 2021, 227 new roofs had been installed, 113 houses were being repaired, and 76 lots had been cleared for new construction. As of March 29, 2021, approximately Ps. 40,000 million had been allocated to address damages to the main road on the island of San Andrés. The Government expects to complete 95% of the reconstruction on the islands of San Andres and Providencia by the end of 2021.

Accession to the OECD

On April 28, 2020, the Republic officially became a member of the Organization for Economic Cooperation and Development (OECD).

Economy

Gross domestic product

Real GDP grew by 2.1%, 1.4% and 2.6% in 2016, 2017 and 2018 respectively, and, based on preliminary figures, grew by 3.3% in 2019 and decreased by 6.9% in 2020. According to preliminary figures, GDP grew 0.7%, in the first quarter of 2020 compared to an increase of 3.6% during the same period in 2019. The decrease in GDP growth during 2020 was mainly due to the public health emergency and related economic shutdown caused by the COVID-19 pandemic. The economic activities that contributed the most to the decrease during the twelve-month period ended December 31, 2020, were construction which decreased by 27.7%, mining and quarrying which decreased by 15.7%, retail and transport which decreased by 15.1% and entertainment which decreased by 11.7%.

The services sector has traditionally been the largest sector of the Colombian economy. In 2019, the services sector increased by 4.3% in real terms and represented 58.1% of GDP. The manufacturing sector increased by 1.6% in real terms in 2019 and represented approximately 11.9% of GDP in 2019. The agriculture, livestock, fishing, forestry and hunting sector also has traditionally played an important role in the Colombian economy.

Production in this sector increased by 1.9% in real terms in 2019, and the sector represented 6.2% of GDP in 2019. Construction activity decreased by 2.0% in real terms in 2019 and represented 6.5% of GDP in 2019. Mining and quarrying (including oil) increased by 2.1% in real terms in 2019 and represented 5.0% of GDP in 2019. Electricity, gas and water grew by 2.8% in real terms in 2019 and represented 3.0% of GDP in 2019.

According to preliminary figures, in 2020 the services sector decreased by 4.9% in real terms and represented 59.5% of GDP. The manufacturing sector decreased by 7.7% and represented 11.7% in 2020. The agriculture, livestock, fishing, forestry and hunting sector also has traditionally played an important role in the Colombian economy. Production in this sector increased by 2.8% in real terms in 2020, and the sector represented 6.8% of GDP in 2020. Construction activity decreased by 27.7% in real terms in 2020 and represented 5.0% of GDP in 2020. Mining and quarrying (including oil) decreased by 15.7% in real terms in 2020 and represented 4.5% of GDP in 2020. Electricity, gas and water decreased by 2.6% in real terms in 2020 and represented 3.2% of GDP.

Impact of Oil Prices

The mining and quarrying sector (including oil) is a significant contributor to the Colombian economy and a principal source of exports. The mining and quarrying sector decreased by 2.9%, 5.8% and 1.7% in real terms in 2016, 2017 and 2018 respectively. According to preliminary figures, the mining and quarrying increased by 1.7% in real terms in 2019 and contracted 15.7% in 2020.

Principal Sectors of the Economy

Mining and Petroleum

Colombia holds substantial reserves of petroleum, natural gas, coal, minerals, precious metals and precious and semi-precious stones, including nickel, gold, silver, platinum and emeralds. It is among the world’s leading exporters of emeralds, gold and coal. According to statistics compiled by DANE, the mining and quarrying sector as a whole (including the petroleum industry) accounted for approximately 4.5% of GDP in 2020 compared to 4.9% in 2019. The mining and quarrying sector production decreased in 2020 by 15.7% compared to a 1.7% increase in 2019.

Services

The services sector accounted for 59.5% of GDP in 2020 and grew by 2.4%, 2.6%, 3.4% and 4.3% in in real terms in 2016, 2017, 2018 and 2019, respectively. According to preliminary figures, the service sector contracted 4.9% compared to the same period in 2019.

In the third quarter of 2020, the number of internet broadband connections exceeded the Government’s target, reaching a total of 38.1 million broadband subscribers, (7.7 million of fixed broadband connection and 30.4 million of mobile connections) a 3.1% increase from the same quarter in 2019.

Role of the State in the Economy

Ecopetrol reported a net profit of Ps. 0.7 trillion in 2020, compared with a net profit of Ps. 13.3 trillion in 2019. The decrease in the net profit is mainly due to a decrease in oil prices caused by external economic shocks and the COVID-19 pandemic and related economic shutdown.

ISA reported a net profit of Ps. 2.1 trillion in 2020, compared to a net profit of Ps. 1.6 trillion in 2019. The increase in the net profit was mainly due to an increase in revenue.

On March 12, 2021, Ecopetrol announced that it had presented a non-binding offer to purchase 51.4% of ISA’s shares owned by the Republic. Ecopetrol aims to consolidate its operations in Colombia and throughout the western hemisphere through this acquisition.

Employment and Labor

The following table presents national monthly average rates of unemployment from January 2015 through December 2020, according to the methodology adopted by DANE:

National Monthly Unemployment Rates(1)

	2016	2017	2018	2019	2020
January	11.9%	11.7%	11.8%	12.8%	13.0%
February	10.0	10.5	10.8	11.8	12.2
March	10.1	9.7	9.4	10.8	12.6
April	9.0	8.9	9.5	10.3	19.8
May	8.8	9.4	9.7	10.5	21.4
June	8.9	8.7	9.1	9.4	19.8
July	9.8	9.7	9.7	10.7	20.2
August	9.0	9.1	9.2	10.8	16.8
September	8.5	9.2	9.5	10.2	15.8
October	8.3	8.6	9.1	9.8	14.7
November	7.5	8.4	8.8	9.3	13.3
December	8.7	8.6	9.7	9.5	13.4

(1)	Unemployment rate is defined as the unemployed population divided by the labor force.

Source: DANE.

The following table presents national quarterly average rates of employment by gender for the periods indicated:

National Quarterly Employment Rates by Gender

	2016		2017		2018		2019		2020
	Women	Men	Women	Men	Women	Men	Women	Men	Women	Men
First Quarter	46.4%	68.6%	46.0%	68.5%	45.3%	68.0%	45.1%	67.4%	42.6%	65.6%
Second Quarter	48.4%	69.2%	48.7%	69.6%	47.7%	69.2%	46.0%	67.6%	33.1%	54.7%
Third Quarter	47.7%	69.4%	47.5%	69.3%	47.3%	69.2%	45.6%	67.3%	36.2%	61.1%
Fourth Quarter	49.5%	71.1%	48.9%	70.2%	47.6%	69.9%	46.7%	69.2%	41.3%	65.8%

Source: DANE.

The following tables present the distribution of national employment by sector of the economy for the periods indicated:

National Quarterly Employment Rates by Sector

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.0%	15.8%	16.3%	16.3%
Mining and quarrying	0.9%	0.9%	1.0%	0.6%
Manufacturing	11.0%	11.6%	11.3%	12.1%
Electricity, gas and water supply	0.6%	0.5%	0.4%	0.6%
Construction	6.4%	6.4%	6.2%	6.2%
Retail, hotels and restaurants	28.2%	27.6%	27.9%	27.8%
Transport, storage and communications	8.5%	8.0%	7.9%	7.7%
Financial intermediation	1.5%	1.4%	1.5%	1.5%
Real estate, renting and business activities	7.7%	7.9%	7.8%	8.1%
Community, social and personal services	19.3%	19.8%	19.6%	19.2%
Total	100.0%	100.0%	100.0%	100.0%

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.2%	16.4%	16.9%	17.1%
Mining and quarrying	0.8%	1.0%	1.0%	0.6%
Manufacturing	11.5%	12.2%	11.2%	12.2%
Electricity, gas and water supply	0.5%	0.5%	0.5%	0.5%
Construction	6.1%	6.0%	6.1%	6.3%
Retail, hotels and restaurants	27.8%	26.6%	27.1%	27.2%
Transport, storage and communications	8.5%	8.1%	7.9%	7.9%
Financial intermediation	1.4%	1.4%	1.4%	1.3%
Real estate, renting and business activities	8.1%	8.1%	8.3%	8.3%
Community, social and personal services	19.2%	19.8%	19.7%	18.6%
Total	100.0%	100.0%	100.0%	100.0%

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	17.1%	16.1%	16.5%	17.3%
Mining and quarrying	0.9%	1.1%	1.1%	0.7%
Manufacturing	11.6%	12.1%	11.9%	12.6%
Electricity, gas and water supply	0.6%	0.6%	0.6%	0.5%
Construction	5.8%	6.0%	6.4%	6.7%
Retail, hotels and restaurants	27.5%	26.7%	27.0%	26.1%
Transport, storage and communications	8.2%	8.0%	7.9%	7.8%
Financial intermediation	1.3%	1.3%	1.5%	1.4%
Real estate, renting and business activities	8.1%	7.8%	7.6%	7.8%
Community, social and personal services	19.0%	20.3%	19.6%	19.0%
Total	100.0%	100.0%	100.0%	100.0%

	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	15.9%	15.2%	15.9%	16.3%
Mining and quarrying	0.9%	0.9%	0.9%	0.7%
Manufacturing	11.6%	12.3%	11.5%	11.4%
Electricity, gas and water supply	0.6%	0.6%	0.7%	1.0%
Construction	6.4%	6.5%	6.8%	7.1%
Retail, hotels and restaurants	27.7%	27.2%	26.9%	26.9%
Transport, storage and communications	8.2%	8.2%	7.8%	8.1%
Financial intermediation	1.5%	1.5%	1.5%	1.3%
Real estate, renting and business activities	7.8%	7.7%	7.7%	7.5%
Community, social and personal services	19.6%	20.4%	20.4%	19.7%
Total	100.0%	100.0%	100.0%	100.0%

	2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	15.4%	17.3%	17.9%	16.8%
Mining and quarrying	0.8%	1.4%	1.0%	0.8%
Manufacturing	10.9%	10.5%	11.0%	11.6%
Electricity, gas and water supply	1.2%	1.3%	1.2%	1.0%
Construction	6.8%	6.1%	7.2%	7.2%
Retail, hotels and restaurants	26.6%	25.8%	25.3%	26.3%
Transport, storage and communications	9.0%	8.7%	8.2%	8.5%
Financial intermediation	1.5%	1.6%	1.4%	1.2%
Real estate, renting and business activities	7.7%	7.8%	7.3%	7.3%
Community, social and personal services	20.0%	19.4%	19.6%	19.3%
Total	100.0%	100.0%	100.0%	100.0%

Source: DANE. Calculations: Ministry of Finance.

Foreign Trade and Balance of Payments

Balance of Payments

In June 2014, Banco de la República adopted the sixth edition of the IMF’s Balance of Payments Manual framework and incorporated changes in balance of payments statistics from 2000 onward. The key changes from the fifth edition to the sixth edition of the IMF’s Balance of Payments Manual methodology include the reclassification of accounts within the balance of payments. On the current account side, a financial intermediation services account (FISIM) has been created and is included within the services account. The corresponding information was previously incorporated in the income line.

On the capital account side, loans between affiliates (for nonfinancial sector companies), which had previously been incorporated within the loans account, are now included in the direct investment account. Furthermore, changes in the format for the presentation of information have been incorporated. Additionally, measurements of exports in the table “Balance of Payments” are different from the table “Exports (FOB) by Group of Products” and from the table “Trends in the Composition of Exports”, because these two latter tables do not incorporate special trade operations and commerce from the Free Trade Zones.

According to provisional figures, Colombia’s current account registered a deficit of U.S. $9,083 million in 2020 compared to a deficit of U.S. $14,285 million in 2019. The decrease in the deficit was mainly due to a decrease in imports as a result of reduced economic activity during the COVID-19 pandemic. The financial account registered a deficit of U.S. $8,092 million in 2020 compared to a U.S. $13,240 million deficit in 2019. The decrease in the financial account deficit in 2020 compared to 2019 was due to a decrease in net liabilities incurred.

The following table presents the balance of payments figures for the periods indicated based on the sixth edition of the IMF’s Balance of Payments Manual:

Balance of Payments(1)(2)(3)(4)

	For the Year ended December 31,
Account	2016	2017	2018	2019	2020
Current Account	(12,782)	(10,742)	(13,634)	(14,285)	(9,083)
Credit (Exports)	54,471	62,276	69,758	69,666	53,182
Debit (Imports)	67,253	73,018	83,393	83,951	62,265
Goods and Services	(13,452)	(8,946)	(9,501)	(12,876)	(12,421)
Credit (Exports)	42,769	49,313	55,057	52,956	39,144
Debit (Imports)	56,221	58,259	64,558	65,832	51,565
Goods	(9,176)	(4,470)	(5,144)	(8,451)	(7,918)
Credit (Exports)	34,063	39,777	44,440	42,368	33,481
Debit (Imports)	43,239	44,247	49,584	50,818	41,400
Services	(4,276)	(4,476)	(4,357)	(4,425)	(4,503)
Credit (Exports)	8,706	9,536	10,617	10,589	5,662
Debit (Imports)	12,982	14,012	14,974	15,014	10,165
Primary Income	(5,228)	(8,407)	(11,776)	(10,114)	(5,386)
Credit (Exports)	4,996	5,479	6,117	7,044	4,449
Debit (Imports)	10,224	13,886	17,893	17,157	9,835
Secondary Income	5,898	6,611	7,643	8,704	8,724
Credit (Exports)	6,706	7,484	8,584	9,666	9,590
Debit (Imports)	808	873	941	962	866
Financial Account	(12,273)	(9,696)	(12,559)	(13,240)	(8,092)
Direct Investment	(9,330)	(10,147)	(6,409)	(11,095)	(5,724)
Net Acquisition of Financial Assets	4,517	3,690	5,126	3,219	1,966
Equity and Investment Fund Share	4,975	3,386	3,656	3,366	2,987
Debt Instruments	(458)	304	1,471	(147)	(1,020)
Net Incurrence of Liabilities	13,848	13,837	11,535	14,314	7,690
Equity and Investment Funds Share	9,176	12,043	9,931	11,903	5,067
Debt Instruments	4,672	1,794	1,604	2,411	2,623
Portfolio Investment	(4,839)	(1,613)	1,297	250	(1,346)
Net Acquisition of Financial Assets	5,190	6,200	1,646	541	6,169
Equity and Investment Fund Share
Debt Securities	5,190	6,200	1,646	541	6,169
Net Incurrence of Liabilities	10,029	7,812	349	291	7,515
Equity and Investment Fund Share	(363)	472	(823)	(1,232)	(454)
Debt Securities	10,392	7,340	1,172	1,523	7,969
Financial Derivatives and Options to Purchase Shares Employees	(621)	365	21	84	(507)
Net Acquisition of Financial Assets	(794)	(169)	(473)	(405)	(1,081)
Net Incurrence of Liabilities	(173)	(534)	(494)	(489)	(574)

	For the Year ended December 31,
Account	2016	2017	2018	2019	2020
Other Investments	2,353	1,153	(8,656)	(5,812)	(4,843)
Net Acquisition of Financial Assets	2,879	(387)	407	(3,385)	3,444
Net Incurrence of Liabilities	526	(1,540)	9,062	2,428	8,287
Reserve Assets	165	545	1,187	3,333	4,328
Net Errors and Omissions	509	1,046	1,075	1,045	992
Memorandum of the Financial Account Excluding Reserve Assets	(12,438)	(10,241)	(13,746)	(16,573)	(12,420)

(1)	Data for 2018, 2019 and 2020 are preliminary and data for 2017 and 2016 are revised.
(2)

The calculation of the change in international reserves is made based on the 6th edition of the IMF Balance of Payments Manual, following the recommendation not to include in this calculation changes due to exchange rate and price valuations.

(3)	Other financial corporations are institutional units that provide financial services, and which assets and liabilities are, in general, not available in open financial markets.
(4)

Non-financial companies are companies whose main activity is the production of market non-financial goods or services. Legally constituted companies, branches of non-resident companies, quasi-corporations, hypothetical resident units that own land and resident non-profit institutions that are market producers of non-financial goods or services belong to this category.

Source: Banco de la República—Economic Studies.

According to Banco de la República, exports of goods decreased by 21% in 2020 compared to 2019, principally due to a 45.2% decrease in exports of oil and its derivatives. Nontraditional exports, including emeralds, increased by 1.5%, from U.S. $15,032 million in 2019 to U.S. $15,253 million in 2020. Among industrial exports, the largest increases among the categories of specifically identified export products were registered by food, which increased by 26.1%, textiles and manufacturing, which increased by 9.8%, and manufacturing and paper production, which increased by 23.4%. Exports of goods in 2020 totaled approximately U.S. $31,056 million, including oil and its derivatives (28.2% of total exports), coal (13.4% of total exports), coffee (7.9% of total exports), nickel (1.4% of total exports) and nontraditional exports (49.1% of total exports). As of February 28, 2021 exports of goods increased 0.04% compared to the same period of 2020. During the same period, non-traditional exports increased by 11.9% to U.S. $1,398 million, compared to U.S. $1,250 million during the same period in 2020.

According to preliminary figures supplied by DANE and DIAN, exports of goods totaled U.S. $2,945 million FOB in February of 2021, representing a 0.04% increase compared to the same month in 2020, mainly due to a 14.4% increase in manufacturing sector sales.

Geographic Distribution of Trade

The following tables show the destination and origin, respectively, of Colombia’s exports and imports for the periods indicated.

Merchandise Exports to Major Trading Partners

	2016(1)	2017(1)	2018(1)	2019(1)	2020(1)	As of February 28, 2021(1)
	(percentage of total exports)
United States	27.9%	25.5%	29.2%	28.7%	29.3%	27.2%
Venezuela	0.8%	0.8%	0.5%	0.6%	0.5%	0.5%
China	5.8%	10.0%	11.6%	8.9%	8.3%	6.0%
Netherlands	4.1%	2.5%	3.1%	2.3%	3.1%	2.0%
Ecuador	3.9%	4.4%	4.9%	4.7%	3.9%	3.5%
Panama	6.5%	7.0%	6.0%	4.6%	5.4%	9.9%
Spain	2.6%	2.8%	1.3%	1.6%	1.6%	1.9%
Chile	2.7%	2.8%	2.5%	2.5%	2.5%	2.2%
Peru	3.0%	2.8%	2.9%	2.8%	2.9%	2.7%
Brazil	3.6%	3.7%	3.7%	4.1%	5.8%	5.9%
India	0.7%	1.3%	0.9%	2.6%	6.0%	7.9%
United Kingdom	1.1%	1.0%	1.2%	1.2%	1.3%	1.2%
Switzerland	0.9%	0.8%	0.4%	0.4%	0.4%	0.2%
Others	36.4%	34.5%	31.9%	35.0%	29.0%	29.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

1:	Preliminary.

Sources: DANE and National Directorate of Customs and Taxes.

Merchandise Imports by Major Trading Partners(1)

	2016(2)	2017(2)	2018(2)	2019(2)	2020(2)	As of January 31, 2021(2)
	(percentage of total imports)
United States	26.4%	26.0%	25.2%	25.1%	24.1%	26.9%
Mexico	7.7%	7.6%	7.8%	7.5%	6.9%	5.9%
China	19.2%	18.9%	20.6%	20.8%	23.8%	24.1%
Panama	0.1%	0.1%	0.1%	0.1%	0.1%	0.0%
Switzerland	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%
South Korea	1.9%	1.7%	1.6%	1.3%	1.5%	1.7%
Germany	3.8%	4.1%	4.3%	4.2%	3.8%	3.6%
Brazil	4.7%	5.0%	5.5%	6.0%	5.7%	4.9%
Chile	1.6%	1.5%	1.4%	1.2%	1.4%	1.1%
Japan	2.5%	2.7%	2.5%	2.3%	2.0%	2.4%
Spain	2.0%	2.1%	1.9%	1.9%	1.8%	2.0%
Uruguay	0.2%	0.1%	0.1%	0.1%	0.2%	0.2%
Ecuador	1.8%	1.6%	1.6%	1.6%	1.9%	1.3%
Others	27.1%	27.8%	26.4%	26.9%	26.0%	25.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

1:	Correspond to country of purchase.
2:	Preliminary

Sources: DANE and National Directorate of Customs and Taxes.

Colombia’s major trading partners classified by exports are the United States, the European Union and China. Exports to the United States were U.S. $8.9 billion in 2020 compared to U.S. $11.5 billion in 2019. According to preliminary figures, exports to the United States were U.S. $1,626 million for the two-month period ended February 28, 2021 compared to U.S. $1,817 million in the same period of 2020.

Exports to the European Union were U.S. $4.0 billion in 2020 compared to U.S. $4.6 billion in 2019. According to preliminary figures, exports to the European Union totaled U.S. $626.8 million for the two-month period ended February 28, 2021, compared to U.S. $734.2 million in the same period of 2020.

Exports to China were U.S. $2.8 billion in 2020 compared to U.S. $4.6 billion in 2019. According to preliminary figures, exports to China totaled U.S. $461.1 million for the two-month period ended February 28, 2021 compared to U.S. $583.8 million in the same period of 2020.

Colombia’s major trading partners classified by imports are the United States, China and México. Imports from the United States were U.S. $10.5 billion in 2020 compared to U.S. $13.3 billion in 2019. According to preliminary figures, imports from the United States were U.S. $1.0 billion in January 2021 compared to U.S. $1.2 billion in the same month of 2020.

Imports from China totaled U.S. $10.4 billion in 2020 compared to U.S. $11.0 billion in 2019. According to preliminary figures, imports from China in January 2021 totaled U.S. $943.4 million compared to U.S. $1.0 billion in the same month of 2020.

Imports from México totaled U.S. $2.9 billion in 2020 compared to U.S. $3.9 billion in 2019. According to preliminary figures, imports from México in January 2021 totaled U.S. $217.9 million, compared to U.S. $285.4 million in the same month of 2020.

Monetary System

Financial sector

As of December 31, 2020, Colombia’s financial sector had a total gross loan portfolio of Ps. 512.8 trillion compared to Ps. 493.5 trillion as of December 31, 2019. Past due loans totaled Ps. 25.6 trillion as December 31, 2020 compared to Ps. 21.3 trillion as of December 31, 2019. Past due loans were 5.0% of total loans as of December 31, 2020 and 4.3% of total loans as of December 31, 2019. Provisions as a percentage of past due loans were 153.9% as of December 31, 2020 compared to 142.6% as of December 31, 2019.

The aggregate net technical capital (or solvency ratio) of Colombian banks was 16.3% of risk-weighted assets as of December 31, 2020 compared to 14.7% as of December 31, 2019. Risk-weighted assets increased to Ps. 506.5 trillion as of December 31, 2020, from Ps. 523.8 trillion as of December 31, 2019

The following table shows the results of the financial sector as of and for the 12 months ended December 31, 2019:

Selected Financial Sector Indicators

(in millions of pesos as of and for

the 12 months ended December 31, 2019)

	Assets	Liabilities	Net Worth	Earnings
Banks	Ps. 675,062,918	Ps. 585,086,347	Ps. 89,976,571	Ps. 10,962,587
Non-Banking Financial Institutions(1)	35,299,692	21,989,922	13,309,770	2,094,457
Special State-Owned Institutions(2)	75,451,989	45,235,081	30,216,908	3,725,576

Total	Ps. 785,814,599	Ps. 652,311,350	Ps. 133,503,249	Ps. 16,782,620

(1)	Includes financial corporations, commercial financing companies and cooperatives.
(2)	Includes FDN, Bancoldex, FINDETER, FINAGRO, FONADE, FNA, FOGAFIN, FOGACOOP, FNG, ICETEX.

Source: Financial Superintendency.

The following table shows the results of the financial sector as of and for the 12 months ended December 31, 2020:

Selected Financial Sector Indicators

(in millions of pesos as of and for

the 12 months ended December 31, 2020)

	Assets	Liabilities	Net Worth	Earnings
Banks	Ps. 729,840,954	Ps. 640,361,294	Ps. 89,479,661	Ps. 4,159,644
Non-Banking Financial Institutions(1)	38,882,815	23,789,029	15,093,786	1,973,263
Special State-Owned Institutions(2)	88,120,209	52,770,752	35,349,458	3,968,759

Total	Ps. 856,843,979	Ps. 716,921,075	Ps. 139,922,904	Ps. 10,101,667

(1)	Includes financial corporations, commercial financing companies and cooperatives.
(2)	Includes Financiera FDN, Bancoldex, FINDETER, FINAGRO, FONADE, FNA, FOGAFIN, FOGACOOP, FNG, ICETEX.

Source: Financial Superintendency.

Interest rates and inflation

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2017 was 4.1% compared to 5.8% in 2016. The 12-month change in the CPI as of December 2018 was 3.2%. This decrease in the year-over-year rate of consumer inflation was mainly attributable to a decrease in the annual increase in the prices of food (2.4%) and clothing (0.3%). As of December 31, 2019, the CPI totaled 3.8%, which increase was mainly due to an increase in the prices of food and non-alcoholic beverages (5.80%), education (5.75%) and alcoholic beverages (5.48%). The 12-month change in CPI as of December 31, 2020 was 1.6%. Inflation in the health services (5.0%), food and non-alcoholic beverages (4.8%), restaurants and hotels (3.4%) sectors grew more than the national average. The 12-month change in CPI as of March 31, 2021 was 1.5%.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for 2017 was 3.3% compared to 2016. As of December 31, 2018, the year-over-year PPI was 2.3%. The decrease in the year-over-year PPI was mainly due to a 1.5% decrease in prices of mining. As of December 31, 2019, the year-over-year PPI was 6.1%. The increase in the year-over-year PPI was mainly due to an increase in prices of mining (9.7%) and agriculture, livestock and fishing (6.5%). As of December 31, 2020, the year-over-year PPI decreased 0.9%, mainly due to a decrease in prices because of the COVID-19 pandemic. As of March 31, 2021, the year-over-year PPI increased 11.4%, mainly due to an increase in prices of mining (58.9%) and agriculture, livestock and fishing (10.5%).

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) increased from 4.6% in 2015 to 6.8% in 2016. The average DTF for 2017 was 6.0%. The average DTF for 2018 was 4.7%. The average DTF for 2019 was 4.5%. The average DTF for 2020 was 3.4%. As of March 31, 2021, the DTF was 1.8%.

The following table shows changes in the CPI and the PPI and average 90-day deposit rates for the periods indicated.

Inflation and Interest Rates

Period	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-Term Reference Rate (DTF)(2)
2015	5.3	5.5	4.6
2016	5.5	2.2	6.8
2017	5.0	3.3	6.0
2018	3.2	5.0	4.5
2019
January	3.5	2.7	4.6
February	3.2	3.8	4.6
March	3.3	4.7	4.6
April	3.3	5.9	4.5
May	3.3	5.3	4.5
June	3.4	3.8	4.5
July	3.8	4.6	4.5
August	3.7	5.0	4.4
September	3.8	3.8	4.5
October	3.8	2.4	4.4
November	3.8	4.0	4.4
December	3.8	6.1	4.5
2020
January	3.6	4.7	4.5
February	3.7	2.7	4.5
March	3.8	(0.2)	4.5
April	3.5	(4.8)	4.6
May	2.8	(5.2)	4.3
June	2.2	(1.9)	3.8
July	2.0	(1.0)	3.3
August	1.9	(0.3)	2.8
September	2.0	(1.3)	2.4
October	1.7	(0.7)	2.0
November	1.5	(0.6)	2.0
December	1.6	(0.9)	1.9
2021
January	1.6	2.6	1.9
February	1.6	6.4	1.8
March	1.5	11.4	1.8

1:	Percentage change over the previous 12 months at the end of each month indicated.
2:	Average for each of the years 2015-2018 and, for each indicated month in 2019, 2020 and 2021, year-on-year of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

As a result of accelerated increases in the consumer price index, from September 2015 to September 2016, Banco de la República adjusted the discount rate eleven times from 4.50% to a high of 7.75%. These increases were made because Banco de la República decided to phase out its monetary stimulus due to the increase in the consumer inflation caused by higher food prices, the effects of the weather phenomenon “El Niño” and the continued weakness in global demand and lower oil and raw material prices. As of November 30, 2016, Banco de la República maintained the discount rate at 7.75% due to an expected decrease in growth of commercial partners in 2016. On December 16, 2016, Banco de la República decreased the discount rate by 25 basis points to 7.50% mainly because of a decrease in inflation and an expected downturn in global economic growth. From December 2016 to December 2019, Banco de la República adjusted the discount rate twelve times from 7.75% to a low of 4.25%. These decreases were made because of a reduction in consumer inflation since September 2016.

On March 27, 2020, Banco de la República decreased the discount rate by 50 basis points to 3.75% due to COVID-19, which directly affected domestic economic activity and contracted international trade, including a collapse in the price of oil. On April 30, 2020, Banco de la República decreased the discount rate by an additional 50 basis points to 3.25% as a countercyclical monetary policy stance in response to the global economic collapse caused by the COVID-19 pandemic. On May 29, 2020, Banco de la República decreased the discount rate by an additional 50 basis points to 2.75% as a countercyclical measure in response to the COVID-19 pandemic. On June 30, 2020, Banco de la República decreased the discount rate by an additional 25 basis points to 2.5% due to low inflation and favorable market conditions. On July 31, 2020, Banco de la República decreased the discount rate by an additional 25 basis points to 2.25% due to low inflation and a low aggregate demand. On August 31, 2020, Banco de la República decreased the discount rate by an additional 25 basis points to 2.0% due to low inflation and low aggregated demand. On September 25, 2020, Banco de la República decreased the discount rate by an additional 25 basis points to 1.75% due to a low inflation. Since the beginning of the COVID-19 pandemic in March of 2020, Banco de la República has cut the policy rate by 250 bp as a countercyclical monetary policy push to boost domestic demand. On March 26, 2021, Banco de la República decided to keep the discount rate unchanged at 1.75%.

Banco de la República Response to COVID-19

The COVID-19 pandemic has caused an indeterminable adverse impact on the world economy. Colombia has been severely affected by the collapse in the international price of oil. In order to guarantee a broad and timely provision of liquidity in both pesos and dollars, in addition to interest rate reductions, Banco de la República has taken actions to support the Colombian economy and financial system, including the provision of non-delivery forwards in the amount of up to U.S. $1 billion. On March 13, 2020, Banco de la República increased the allotment of liquidity auctions to Ps. 17 trillion, and on March 17, 2020, increased them again to Ps. 20 trillion. On March 23, 2020, the board of directors of Banco de la República authorized Banco de República to buy private instruments and to buy TES up to Ps. 2 trillion for the month of March. By the end of April 2020, the balance of TES held by Banco de la República totaled Ps. 19.9 billion. During April 2020, Banco de la República made definitive purchases of private debt securities totaling Ps. 3.4 billion.

On May 4, 2020, with the aim of increasing international reserves and taking into account the monetization of dollars provided by the Government, Banco de la República bought U.S. $2 billion through the General Directorate of Public Credit and National Treasury of the Ministry of Finance.

With the purpose of reinforcing the adequate supply of liquidity to the economy and supporting the provision of credit required by companies and households, on May 5, 2020, the board of directors of Banco de la República authorized Banco de la República to carry out temporary expansion operations with portfolio securities for an amount of up to Ps. 6.3 trillion.

On June 30, 2020, Banco de la República announced that it would continue to supply liquidity to the economy and will maintain the REPO collateralized with bank credit claims indefinitely. Banco de la República continued to offer non-delivery forward contracts up until November 27, 2020.

On December 2, 2020, Banco de la República purchased U.S. $1.5 billion from the Ministry of Finance and Public Credit at the current certified exchange rate.

In December 2020, Banco de la República signed inter-institutional agreements with both the Central Bank of Paraguay and the Bank of México that aim to establish coordination in areas of vital importance in central banking such as monetary and exchange policy, the administration of international reserves, the analysis of financial stability and the design and evaluation of macroprudential policies.

Foreign Exchange Rates and International Reserves

Exchange Rates

From January 1994 to September 1999, Banco de la República maintained a band within which the exchange rate was permitted to fluctuate. On September 25, 1999, Banco de la República decided to abandon the band system and adopt a free-floating exchange rate system. This change was made only after an initial agreement with the IMF for an Extended Fund Facility had been reached, evidencing a commitment by multilateral organizations to support the Colombian economic program. The transition to the floating foreign exchange regime did not result in a significant deterioration of the exchange rate. The floating exchange rate system continues in place.

The general legal principles of Colombia’s foreign exchange controls, including tradability of the currency, and international investments regulations were established by Law 9 of 1991. Pursuant to these powers and to those established in Law 31 of 1992, Banco de la República enacted External Resolution No. 1 of 2018 and Regulation DCIN-83, and the Ministry of Finance and Public Credit enacted Decree No. 1068 of 2015, as amended, which together with External Resolution No. 1 of 2018, are referred to as the “Foreign Investment Statute”.

The Foreign Investment Statute establishes two types of markets for foreign currency exchange:

•

The controlled foreign exchange market, or the FX market, which consists of all foreign exchange transactions which must be mandatorily conducted through foreign exchange intermediaries (i.e., commercial and mortgage banks, financial corporations, commercial finance companies, Financiera de Desarrollo Nacional, Banco de Comercio Exterior, financial cooperatives and local stock broker dealers) or compensation accounts (i.e., offshore bank accounts registered with the Banco de la República and subject to periodic reports before the Colombian authorities). Payments between Colombian residents and foreign residents in respect of foreign investments, imports, exports, foreign indebtedness, derivative transactions and guarantees in foreign currency, among others, must be conducted through the FX market; and

•	The free market, which consists of all other transactions that are not mandatorily traded on the FX market.

Banco de la República considers exchange rate flexibility a fundamental element to achieve its objectives of a low and stable inflation rate, growth close to its potential and the preservation of financial stability and liquidity in the payment system. Nonetheless, Banco de la República, as the country’s foreign exchange authority, has the power to intervene in the foreign exchange market. Such intervention does not limit exchange rate flexibility, does not seek to fix or achieve any particular level for the exchange rate and pursues objectives compatible with the inflation targeting strategy. Specifically, foreign exchange intervention by Banco de la República is intended to (i) increase the level of international reserves in order to reduce external vulnerability and improve access to external credit; (ii) mitigate movements in the exchange rate that do not clearly reflect the performance of the economy’s fundamentals and may negatively affect inflation and economic activity; and (iii) curb rapid and sustained deviations of the exchange rate from its trend, so as to avoid disorderly performance in financial markets.

Banco de la República’s regulations also establish a deposit requirement for all foreign currency denominated loans granted to Colombian residents from non-residents or from FX market intermediaries. The deposit requirement operates as a condition precedent to the disbursement of the funds. Currently, the deposit requirement is equal to 0% of the disbursements made under the loan, so in practice, as of April 1, 2021, no deposit that has to be posted with Banco de la República by debtors of foreign currency loans.

On April 18, 2021, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 3,595.57=U.S. $1.00 compared to Ps. 3,973.06=U.S. $1.00 on April 18, 2020. During the 12-month period ended December 31, 2020, the Representative Market Rate reached a high of Ps. 4,153.91=U.S. $1.00 on March 20, 2020 and a low of Ps. 3,253.89=U.S. $1.00 on January 10, 2020.

International Reserves

As of December 31, 2016, gross international reserves decreased by U.S. $57.6 million to U.S. $46,682.8 million. As of December 31, 2017, gross international reserves increased by U.S. $954.4 million to U.S. $47,637.2 million. As of December 31, 2018, gross international reserves increased by U.S. $764.3 million to U.S. $48,401.5 million. As of December 31, 2019 gross international reserves increased by U.S. $4,772.7 million to U.S. $53,174.2 million. As of December 31, 2020, gross international reserves increased by U.S. $5,865.1 million to U.S. $59,039.3 million. As of February 28, 2021, gross international reserves decreased by U.S. $57.3 million to U.S. $58,982.0 million.

From February 2015 to September 2018, Banco de la República did not increase its international reserves. On October 1, 2018, Banco de la República initiated a program to accumulate international reserves with an initial auction of up to U.S. $400 million. As of May 22, 2020, Banco de la República has accumulated U.S. $1,878.4 million in eight auctions, with the last auction held on April 30, 2019. On May 4, 2020, in order to increase international reserves, Banco de la República purchased U.S. $2.0 billion through the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit at the TRM in effect on that day. On December 2, 2020, in line with its long-term external risk coverage policy, Banco de la República purchased U.S. $1.5 billion from the Government at the TRM in effect on that day.

As established by Decree 4712 of 2008 and in accordance with the technical criteria established by Resolution No. 262 of February 11, 2011, which governs the administration of excess liquidity, the General Directorate of Public Credit and the National Treasury is allowed to perform any transaction that Colombia may require in the foreign exchange market, including the purchase of foreign exchange in such amounts and at such times as it may determine from time to time and derivatives operations that consist of swaps and forward contracts over foreign exchange. As of March 26, 2021, the General Directorate of Public Credit and National Treasury had no current position in swaps and forward contracts over foreign exchange.

On May 22, 2012, the Government issued Decree 1076 of 2012, which established a system to administer the FAE. Based on Legislative Act No. 05 of 2011, up to 30% of the income from the General System of Royalties will be disbursed to the Savings and Stabilization Fund. The General Directorate of Public Credit and National Treasury is responsible for transferring such royalties to the Savings and Stabilization Fund, which is managed by Banco de la República. For this purpose, the General Directorate of Public Credit and National Treasury, at its sole discretion, may buy dollars in the secondary market. Royalties are derived from natural resources, such as oil, coal and other mining activities. On March 21, 2020, the Government issued Decree 444 of 2020, which established that the Central Government could borrow money from the FAE in order to attend the national emergency due to the COVID-19 pandemic. As of December 31, 2020, transfers in dollars into the Savings and Stabilization Fund since inception totaled U.S. $4.0 billion.

Public Sector Finance

General

In 2020, the Central Government deficit was 7.8% of GDP compared to a deficit of 2.5% of GDP in 2019. This increase in the deficit was mainly due to increased expenditures of 4.3% of GDP in 2020, compared to 2019, aimed at mitigating the effects of the COVID-19 pandemic and the related economic shutdown, as well as a decrease in revenues of 1.0% of GDP. The 2020 fiscal deficit of 7.8% of GDP was lower than the expected deficit of 8.9% of GDP, mainly due to lower-than-expected health expenditures. The Central Government deficit for 2020 was Ps. 77,748 billion, an increase of Ps. 51,699 billion compared to the Ps. 26,049 billion deficit registered in 2019.

Central Government revenues decreased from Ps. 171,861 billion (16.2% of GDP) in 2019 to Ps. 152,567 billion (15.2% of GDP) in 2020, while Central Government expenditures increased from Ps. 197,910 billion in 2019 to Ps. 230,315 billion in 2020. The increase in expenditures was primarily due to increased spending during the COVID-19 pandemic. Total tax revenues decreased from Ps. 148,418 billion in 2019 to Ps. 130,763 billion in 2020. Non-tax revenues totaled Ps. 1,658 billion in 2020, a 12.3% increase compared to 2019 (Ps. 1,477 billion). Revenues from special funds decreased from Ps. 1,481 billion to Ps. 1,414 billion in 2020. Revenues from capital resources decreased from Ps. 20,485 billion in 2019 to Ps. 18,733 billion in 2020. With respect to expenses, interest expenses decreased from Ps. 30,800 billion in 2019 to Ps. 28,336 billion in 2020, and operating and investment expenses increased from Ps. 167,284 billion in 2019 to Ps. 202,089 billion in 2020.

For 2021, the fiscal deficit of the Central Government is projected to be 8.6% of GDP, showing a deterioration of 0.9% compared to the preliminary deficit of 7.8% of GDP at the end of 2020. This result is mainly explained by the increase in spending on the economic reactivation plan and the increase in public investment. For 2021, the total revenue of the Central Government is projected to increase to Ps. 173,090 billion and total expenses are expected to increase to Ps. 267,736 billion. On April 15, 2021, the Government submitted to Congress the Ley de Solidaridad Sostenible bill, which includes a budget addition that increases the Central Government fiscal deficit to 9.2% of GDP. For more information see “—Republic of Colombia—Sustainable Solidarity Bill (Proyecto de Ley de Solidaridad Sostenible)”.

2020 Budget

The 2020 budget became Law No. 2008 on December 27, 2019 and was modified under the national State of Emergency declared due to COVID-19 by Law-Decree 519 of April 5, 2020, Law-Decree 522 of April 6, 2020, Law-Decrees 571 and 572 of April 15, 2020, Law-Decree 774 of June 3, 2020, and Law-Decree 813 of June 4, 2020, in order to increase the budget as well as to reallocate and reappropriate certain amounts.

As a consequence of the macroeconomic shock and the resulting need for greater fiscal flexibility caused by the COVID-19 pandemic, the Government, with the prior favorable opinion of the Fiscal Rule Advisory Council (Comite Consultivo de la Regla Fiscal), decided to suspend the fiscal rules for 2020 and 2021. On April 15, 2021, the Government submitted to Congress the Ley de Solidaridad Sostenible bill, which includes proposed changes to the fiscal rule. For more information see “—Republic of Colombia—Sustainable Solidarity Bill (Proyecto de Ley de Solidaridad Sostenible)”.

2021 Budget

The 2021 budget became Law No. 2063 on November 28, 2020.

On January 26, 2021, through Decree No. 085 of 2021, the Government added Ps. 18 trillion to the 2021 budget to account for the balance registered in the Sistema Integrado de Información Financiera (SIIF) of appropriated 2020 budget expenses that were to be financed with the resources of the FOME but were uncommitted as of January 20, 2021. On April 15, 2021, the Government submitted to Congress the Ley de Solidaridad Sostenible bill, which includes a budget addition of Ps. 11.7 trillion, which would allow the Government to extend certain social programs until the end of the year. For more information see “—Republic of Colombia—Sustainable Solidarity Bill (Proyecto de Ley de Solidaridad Sostenible)”.

The following table provides principal assumptions as of March 19, 2021:

Principal 2021 Assumptions

2021 Assumptions(1)
Gross Domestic Product
Nominal GDP (billions of pesos 2015)	1,095,812,259
Real GDP Growth	5.0%
Inflation(2)
Domestic Inflation (consumer price index)	2.4%
External Inflation(3)	2.0%
Real Devaluation at end of period	1.3%
Export Prices
Coffee, (ex-dock) (U.S. $/lbs.)(4)	1.29
Oil (U.S. $/barrel)(5)	53.00
Coal (U.S. $/ton)	61.20
Gold (U.S. $/Troy oz.)(6)	1.69

(1)	Figures correspond to statistics released by the General Directorate of Macroeconomic Policy in February 2021.
(2)	End of period.
(3)	“External Inflation” is based on statistics released by the General Directorate of Macroeconomic Policy in February 2021.
(4)

Based on projections by the General Directorate of Macroeconomic Policy. Average of the expected variations for Arabica coffee and Robusta coffee references published by IMF in its October 2020 World Economic Outlook.

(5)	Based on inputs provided by the Mining and Energy Technical Group established by the Fiscal Rule and oil futures market.
(6)	Based on projections by the General Directorate of Macroeconomic Policy.

Source: General Directorate of Macroeconomic Policy, Ministry of Finance.

On March 5, 2021, the revised 2021 Financing Plan was published, under which the Government contemplated the issuance of up to Ps. 55.3 trillion in internal debt and Ps. 35.2 trillion in external debt during 2021. The increase in debt from the Financing Plan published in June 2020, is mainly explained by the additional governmental resources required due to the COVID-19 pandemic.

On March 11, 2021, the Fiscal Rule Advisory Council met in order to analyze the 2020 fiscal closing and the 2021 Financial Plan. Some COVID-19-related expenses were postponed from 2020 to 2021 due to the unpredictable duration of the pandemic and the creation of an economic reactivation plan, which the Council considered reasonable justifications for postponement. However, the Council emphasized the need to maintain macroeconomic stability and fiscal sustainability. The Council also emphasized the importance of reducing debt from 2022 onwards without interfering in the process of recovery of the economy and the need for a comprehensive reform targeting government revenues and expenditures.

On March 17, 2021, the Republic’s Commission of Tax Experts, created by Law No. 2010 of 2019, concluded that the country should cease the continuous introduction of tax benefits, which have been used as a tool to try to counteract imbalances in the tax system. By progressively adding one benefit to another, the Colombian tax system has become complex, inequitable and has a high level of benefits, as compared to OECD countries in Latin America. The Commission recommended a structural reform process towards a simpler, more efficient and equitable tax system, which may help to support economic growth and strengthen public finances.

Based on projections of the Ministry of Finance, the Central Government preliminarily forecasts that its gross debt will be approximately 65.2% of GDP in 2021, 0.4% higher than in 2020 (64.8% of GDP). This slight increase in debt is explained mainly by the estimated primary deficit for 2021, which contributes 5.3% to the increase in debt. The expected recovery of economic activity and the exchange rate and the reduction in the availability of cash partially offset the increase in debt. Net debt is estimated to be 63.5% of GDP in 2021, 3.0% higher than in 2020 (60.5% of GDP), mainly due to the reduction in the availability of cash.

The figures set forth in this “—Public Sector Finance” section represent the Government’s assumptions as of February 23, 2021, of the 2021 Colombian economy. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Flexible Credit Line with the IMF

On June 13, 2016, the IMF’s Executive Board approved a successor two-year arrangement under the Flexible Credit Line (“FCL”) in the amount of SDR 8.18 billion, approximately U.S. $11.4 billion, and canceled the previous arrangement of SDR 3.87 billion, which had been entered into on June 17, 2015. On June 6, 2017, the IMF Board reaffirmed Colombia’s continued qualification to access U.S. $11.4 billion under the FCL. The Government intends to treat the credit line as precautionary. On May 25, 2018, the Executive Board of the IMF approved a successor two-year arrangement for Colombia under the FCL in an amount equivalent to SDR 7.9 billion, approximately U.S. $11.4 billion, and canceled the previous arrangement for SDR 8.2 billion. On May 20, 2019, the Executive Board of the IMF completed its review of Colombia’s qualification for the arrangement under the FCL and reaffirmed Colombia’s qualification to access FCL resources. On May 1, 2020, the IMF approved a successor two-year arrangement for Colombia under the FCL, designed for crisis prevention, of about U.S. $10.8 billion. On September 25, 2020, the Executive Board of the IMF approved a U.S. $6.5 billion increase to Colombia’s FCL, bringing the total to approximately U.S. $17.2 billion. On December 3, 2020, Colombia drew U.S. $5.4 billion under the FCL, which will be used to help meet increased financing needs and maintain liquidity during the COVID-19 pandemic.

Public Sector Debt

Colombia’s ratio of total net non-financial public sector debt to GDP was 42.9% in 2016, 44.2% in 2017, 45.9% in 2018 and 47.5% in 2019, mainly due to the increase in the debt of the Central Government and the recognition of some contingent liabilities. Based on projections of the Ministry of Finance, the Central Government preliminarily forecasts that its gross debt increased to approximately 65% of GDP in 2020, mainly due to the impact of the economic and public health crisis related to the COVID-19 pandemic. The Republic expects to have preliminary 2020 year end figures published by May 2021.

Public Sector Internal Debt

As of March 31, 2021, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 354.1 trillion, compared to Ps. 319.4 trillion as of March 31, 2020. As of December 31, 2020, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 348.8 trillion, compared to Ps. 308.5 trillion as of December 31, 2019.

On December 30, 2020, the Central Government signed an investment loan in the amount of Ps. 181,759,500,000 with the Inter-American Development Bank (“IDB”) to finance the Drinking Water and Sanitation Program for the Department of La Guajira, which will be executed by the Ministry of Housing, City and Territory, with the aim of improving the population’s access to continuous potable water and adequate sanitation. Colombia is the first country in the southern hemisphere to sign a sovereign loan with the IDB in local currency. This loan is expected to reduce exchange risk and extend the average term of the public debt while contributing to the development of the local capital market.

The following table shows the direct internal funded debt of the Central Government as of March 31, 2021 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

(in millions of Ps.)

	At March 31, 2020	At March 31, 2021
	(in million COP)	(in million COP)
Treasury Bonds	Ps. 309,130,683	Ps. 343,610,625
Treasury Bonds (short term)	13,390,999	10,849,999
Pension Bonds	8,463,389	7,419,337
Peace Bonds	1,838	868
Constant Value Bonds	1,391,637	1,231,770
Others(1)	395,122	14,596,038
Security Bonds	2	1
Treasury notes	29,366,598	26,296,630
Total	362,140,269	404,005,268

Total may differ due to rounding. (1) Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government was Ps. 40.3 billion as of March 26, 2021.

Public Sector External Debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor:

Public Sector External Funded Debt by Type(1)

	As of February 29, 2020		As of February 28, 2021
Central Government	U.S. $	52,389	U.S. $	69,490
Public Entities(2)
Guaranteed		2,022		1,938
Non-Guaranteed		18,363		21,994

Total External Funded Debt	U.S. $	72,774	U.S. $	93,422

(1)

Provisional; subject to revision. Includes debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of February 29, 2020 and February 28, 2021, respectively.

(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database—Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	As of February 29, 2020		As of February 28, 2021
	(in millions of U.S. dollars)
Multilaterals	U.S. $	22,645	U.S. $	25,111
IDB		9,952		10,712
World Bank		10,307		11,821
Others		2,386		2,578
Commercial Banks		2,113		4,662
Export Credit Institutions		2,910		3,236
Bonds		39,765		49,558
Foreign Governments		2,286		2,286
Suppliers		2		3

Total	U.S. $	69,721	U.S. $	84,856

Total may differ due to rounding.

(1)

Provisional; subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of February 29 30, 2020 and February 28, 2021, respectively.

Source: Debt Registry Office Ministry of Finance.

On March 22, 2016, Colombia issued €1,350,000,000 aggregate principal amount of its 3.875% Global Bonds due 2026.

On January 25, 2017, Colombia issued U.S. $1,000,000,000 aggregate principal amount of its 3.875% Global Bonds due 2027 and U.S. $1,500,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045.

On August 9, 2017, Colombia issued U.S. $1,400,000,000 aggregate principal amount of its 3.875% Global Bonds due 2027.

On October 12, 2018, Colombia issued U.S. $1,500,000,000 aggregate principal amount of its 4.500% Global Bonds due 2029 (the “2029 Bonds”) and U.S. $500,000,000 aggregate principal amount of its 5.000% Senior Notes due 2045. The proceeds of the 2029 Bonds were used in part for payment of Colombia’s offer to purchase U.S. $1,000,000,000 of its 7.375% Global Bonds due 2019.

On January 28, 2019, Colombia issued U.S. $1,500,000,000 aggregate principal amount of its 5.200% Global Bonds due 2049 and U.S. $500,000,000 aggregate principal amount of its 4.500% Global Bonds due 2029.

On January 30, 2020, Colombia issued U.S. $1,542,968,000 aggregate principal amount of its 3.000% Global Bonds due 2030 (the “2030 Bonds”) and U.S. $300,000,000 aggregate principal amount of its 5.200% Global Bonds due 2049 (the “2049 Bonds”). The proceeds of the 2030 Bonds and 2049 Bonds were used (i) in part for liability management transactions, and (ii) for general budgetary purposes.

On June 1, 2020, Colombia issued U.S $1,000,000,0000 aggregate principal amount of its 3.125% Global Bonds due 2031 (the “2031 Bonds”) and U.S. $1,500,000,000 aggregate principal amount of its 4,125% Global Bonds due 2051 (the “2051 Bonds”). The proceeds of the 2031 Bonds and 2051 Bonds were used for general budgetary purposes.

On January 12, 2021, Colombia issued U.S. $1,539,952,000 aggregate principal amount of its 3.125% 2031 Bonds and U.S. $1,300,000,000 aggregate principal amount of its 3.875% Global Bonds due 2061 (the “2061 Bonds”). The proceeds of the 2031 Bonds and the 2061 Bonds were used for general budgetary purposes as well as for liability management transactions of the Republic’s then outstanding 4.375% Global Bonds due 2021, 4.000% Global Bonds due 2024 and 3.875% Global Bonds due 2027.

On March 18, 2021, Colombia redeemed the entire U.S.$1,294,146,000 outstanding principal amount of its 4.375% Global Bonds due 2021.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture, dated as of January 28, 2015, as supplemented by the first supplemental indenture dated as of September 8, 2015, between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed copies of these documents with the SEC and also filed copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•	be issued on April 22, 2021, in an initial aggregate principal amount of U.S. $1,000,000,000;

•	mature at par on February 22, 2042;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at 4.125% per year, accruing from April 22, 2021;

•

pay interest in U.S. dollars on February 22 and August 22 of each year. The first interest payment will be made on August 22, 2021. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on February 7 or August 7, as the case may be, preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “—Optional Redemption;” and

•	not be entitled to the benefit of any sinking fund.

The public offering price is 98.492%, and the resulting yield to maturity (calculated on a semi-annual basis) is 4.235%. The yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to August 22, 2041 (six months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part, at any time and from time to time, at Colombia’s option, on not less than 10 nor more than

60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the bonds and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 35 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after August 22, 2041 (six months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part at any time and from time to time, at Colombia’s option, on not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by Colombia as having an actual or interpolated maturity comparable to the remaining term of the bonds, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of comparable maturity to the remaining term of the bonds.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Colombia obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means either BofA Securities, Inc., Citigroup Global Markets Inc. or Morgan Stanley & Co. LLC, or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Colombia.

•

“Reference Treasury Dealer” means BofA Securities, Inc., Citigroup Global Markets Inc. or Morgan Stanley & Co. LLC and two other dealers selected by Colombia, or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), Colombia will substitute therefor another Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to Colombia by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Colombia will electronically deliver or mail a notice of redemption to each holder at least 10 days and not more than 60 days prior to the redemption date, to the address of each holder as it appears on the register maintained by the registrar. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the event that fewer than all of the bonds are to be redeemed at any time, selection of bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which bonds are listed or if such securities exchange has no requirement governing redemption or the bonds are not then listed on a securities exchange, by lot (or, in the case of bonds issued in global form, based on the applicable procedures of DTC). If bonds are redeemed in part, the remaining outstanding amount of any bond must be at least equal to U.S. $200,000 and be an integral multiple of U.S. $1,000.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of U.S. dollars in immediately available funds to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent.

Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the trustee or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agent and Transfer Agent

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. You can contact the paying agent and transfer agent at the addresses listed on the inside back cover of this prospectus supplement.

Notices

All notices to the holders while the bonds are in book-entry form, will be sent to the depositary or its nominee, as a holder thereof, and the depositary will communicate such notices to its participants in accordance with its standard rules. All notices while the bonds are in definitive, certificate form, will be mailed to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the bonds or the indenture will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the bonds represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Colombia may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Colombia and to the trustee an indemnity under which it will agree to pay Colombia, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Colombia and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Colombia issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any transfer agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Colombia will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Colombia may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action arising out of or based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogotá D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions arising out of or based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) as amended by Articles 80, 81 and 87 of Law 2080 of 2021; (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del Proceso), and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia in such actions unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States Federal Taxation

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so the discussion below might not be reliable in the future. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the bonds.

This discussion deals only with holders that hold a bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances.

In particular, this discussion assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that purchase or sell bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the bonds through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

In certain circumstances (see “Description of the Bonds—Optional Redemption”), we may be obligated to pay additional amounts to optionally redeem the bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the bonds have an issue price that does not exceed the stated principal amount of the bonds, then the foregoing potential obligation to pay certain additional amounts generally may be ignored under these regulations. Furthermore, under these regulations, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay certain additional amounts should not cause the bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.

Colombia expects, and the remainder of this summary assumes, that the bonds will not be issued with greater than a de minimis amount of “original issue discount” for U.S. federal income tax purposes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond.

Deemed Taxable Exchange

A change made to the terms of the bonds pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the bonds for U.S. federal income tax purposes upon which gain or loss is realized if the modified bond differs materially either in kind or extent from the original bond (a “Significant Modification”). Such gain or loss would generally be measured by the difference between the fair market value of the bond after the Significant Modification and the holder’s tax basis in such bond before the Significant Modification. A modification of a bond that is not a Significant Modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a bond is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus for more information about potential amendments of certain key terms of the bonds.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which, generally will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in the bond generally will equal the amount that you paid for the bond.

Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year, or will be short-term capital gain or loss if you have held the bond for one year or less. Under the current U.S. federal income tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. Persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (and in addition, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a bond unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the bond and either (i) you have a tax home (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a bond through a non-U.S. partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. Person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of April 19, 2021, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount of Bonds
BofA Securities, Inc.	U.S. $	333,334,000
Citigroup Global Markets Inc.	U.S. $	333,333,000
Morgan Stanley & Co. LLC	U.S. $	333,333,000

Total	U.S. $	1,000,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. BofA Securities, Inc. is located at 1540 Broadway, New York, New York 10036, Citigroup Global Markets Inc. is located at 388 Greenwich Street, New York, New York 10013 and Morgan Stanley & Co. LLC is located at 1585 Broadway Avenue, New York, New York 10036. The underwriters may also offer and sell bonds through certain of their affiliates.

It is expected that delivery of the bonds will be made through the facilities of DTC on or about April 22, 2021, which will be the third business day following the initial sale of the bonds (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds prior to the second business day before the delivery of the bonds will be required, by virtue of the fact that the bonds initially will settle on a delayed basis, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of 0.120% of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of 0.080% of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. Certain underwriters or their affiliates, as part of routine market-making activity in respect of Colombia’s debt securities or any other exposure they may have to Colombian sovereign credit risk, may hedge such exposure consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by purchasing credit default swaps or creating short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

Canada

The bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the offer of the bonds is conducted pursuant to an exemption from the requirement that Canadian investors be provided with certain underwriter conflicts of interest disclosure that would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Chile

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012 (“RULE 336”), ISSUED BY THE FINANCIAL MARKET COMMISSION OF CHILE (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”), THE BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1. DATE OF COMMENCEMENT OF THE OFFER: APRIL 19, 2021. THE OFFER OF THE BONDS IS SUBJECT TO RULE 336.

2. THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3. SINCE THE BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE BONDS IN CHILE; AND

4. THE BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

INFORMACIÓN A LOS INVERSIONISTAS CHILENOS

DE CONFORMIDAD CON LA LEY N° 18.045, DE MERCADO DE VALORES Y LA NORMA DE CARÁCTER GENERAL N° 336 (LA “NCG 336”), DE 27 DE JUNIO DE 2012, DE LA COMISIÓN PARA EL MERCADO FINANCIERO (LA “CMF)”, LOS BONOS PUEDEN SER OFRECIDOS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS”, A LOS QUE SE REFIERE LA NCG 336 Y QUE SE DEFINEN COMO TALES EN LA NORMA DE CARÁCTER GENERAL N° 216, DE 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL N° 410, DE 27 DE JULIO DE 2016, AMBAS DE LA CMF.

LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A POTENCIALES INVERSIONISTAS DE CONFORMIDAD CON LA NCG 336:

1. LA OFERTA DE LOS BONOS COMIENZA EL 19 DE ABRIL DE 2021, Y SE ENCUENTRA ACOGIDA A LA NCG 336;

2. LA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE LA CMF;

3. POR TRATARSE DE VALORES NO INSCRITOS EN CHILE NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA SOBRE ESTOS VALORES; Y

4. LOS BONOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE DE LA CMF.

Colombia

The bonds may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. This document does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

European Economic Area (EEA)

Prohibition of Sales to EEA Retail Investors. Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

Hong Kong

Each manager represents, warrants and agrees that the debt securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the debt securities has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the debt securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the bonds has not been registered pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c) of Regulation EU 2017/1129.

The bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Consob Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the bonds in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b) in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each manager has represented and agreed that it has not offered or sold, and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Mexico

The bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”), and may not be offered or sold publicly in Mexico, except that the bonds may be offered to institutional or qualified investors pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The information contained in this prospectus is exclusively the responsibility of the Issuer and has not been reviewed or authorized by the CNBV. The acquisition of the bonds by an investor who is a resident of Mexico will be made under such investor’s own responsibility.

Peru

The bonds and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any bonds or caused such bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such bonds or cause such bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance on an exemption under Section 274 or 275 of the SFA, the bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

(i) an institutional investor (as defined in Section 4A of the SFA);

(ii) a relevant person (as defined in Section 275(2) of the SFA); or

(iii) any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in to Section 276(7) of the SFA; or

(e) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Switzerland

The offer of the bonds is made in Switzerland on the basis of a private placement, not as a public offering. The bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and will not be admitted to any trading venue (exchange or multilateral trading facility in Switzerland. Neither this document, nor any other offering or marketing material relating to the bonds constitutes a prospectus as such term is understood pursuant to the FinSa, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offer of the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

The United Arab Emirates

This prospectus supplement has been provided to you at your written request and is not intended to constitute an offer, sale or delivery of bonds or other securities under the laws of the United Arab Emirates. The global bonds have not been and will not be approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (SCA), the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities in the UAE, and accordingly does not constitute a public offer of securities in the UAE in accordance with the UAE Commercial Companies Law (Federal Law No. 2 of 2015 (as amended)), SCA Resolution No. 3 R.M. of 2017 Regulating Promotions and Introductions or otherwise. Accordingly, the global bonds may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market).

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (iii) high net worth entities, falling within Article 49(2)(a) to (d) of the Order; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Prohibition of Sales to UK Retail Investors—Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2 (1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Article 16 (c) and (h) of Law 31 of 1992, the relevant portions of Law 80 of October 28, 1993, Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995 which were not repealed or amended by Law 533 of November 11, 1999, 1993, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Law 1771 of December 30, 2015, Law 2073 of December 31, 2020, Decree 1068 of May 26, 2015, Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted in its meetings held on April 6 and 7, 2021, CONPES document No. 4022 DNP, MINHACIENDA, dated February 3, 2021 and Resolution No. 0813 dated as of April 19, 2021 of the Ministry of Finance and Public Credit.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, the indenture and the underwriting agreement at the offices of the Luxembourg listing agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg listing agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg listing agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of April 19, 2021, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code
195325 EA9	US195325EA91	233624195

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia Abogados S.A.S., Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia Abogados S.A.S.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter Kaye Scholer LLP, and Brigard & Urrutia Abogados S.A.S. may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia Abogados S.A.S. and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Susana Pilar Berenguer Visbal, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $12,000,000,000 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 28, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is April 15, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $12,000,000,000. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices, a global or regional pandemic, and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•	Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and The Bank of New York Mellon, as trustee. Colombia has previously filed or will file the indenture (which may be supplemented from time to time), any supplements thereto and the form of debt securities with the SEC and will also file copies of these documents at the office of the trustee.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;
•	if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security (global or certificated and registered);

•	the authorized denominations;

•	any special U.S. federal income tax considerations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for such payments by wire transfer or by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any debt security will thereafter look only to the Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•	the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•	all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•	that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to exist certain liens as described below:

•	liens created before the date of the indenture, including renewals or refinancing of those liens; provided, however, that any renewal or refinancing of any of those liens secures only the renewal or extension of the original secured financing;

•	any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•	liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens existing on any asset or property and any related revenues, at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

•	liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.

Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.

Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.

Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.

Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or

6.

Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default), together with interest on such amounts through the date of the deposit, as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments – Collective Action Clause

The debt securities will contain “collective action clauses,” which permit Colombia to amend the payment provisions and certain other “reserve matters” relating to the debt securities of a series with the consent of the holders of less than all of the affected series of debt securities. As described below, Colombia may amend such provisions of the debt securities with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee, and the trustee will notify the holders, of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification;”

•	change the definition of “uniformly applicable” or “reserve matter modification;”

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Colombia’s option.

“Uniformly applicable” means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more debt securities issued under the indenture prior to September 8, 2015 are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Colombia’s economic and financial circumstances, that are in Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•	if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not

Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment, the issue date and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities;”

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•	the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action arising out of or based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions arising out of or based on the securities in courts other than those mentioned above. Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post judgment attachment and execution, except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo); and (ii) Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso) and Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in

Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. The following discussion does not describe any material U.S. federal income tax consequences attributable to investing in warrants. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated by the U.S. Department of the Treasury under the Code (the “Treasury Regulations”), published rulings and judicial decisions interpreting the Code as of the date that this prospectus was issued. These laws and authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. This discussion does not cover any U.S. state or local, or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the debt securities.

This discussion deals only with holders that (i) hold a debt security as a capital asset for U.S. federal income tax purposes (generally, property held for investment), (ii) were initial purchasers of that debt security, and (iii) acquired the debt security at its issue price. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•	persons that purchase or sell debt securities as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding debt securities through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences to you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

Any special material U.S. federal income tax consequences not otherwise discussed herein, that are applicable to any particular issued debt securities, or that are applicable to any particular issued warrants, will be discussed in the applicable prospectus supplement, as necessary.

You should consult your own tax advisor concerning the U.S. federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “—Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute “foreign source income” and will, depending on your circumstances, be categorized as “passive” or “general” category income for purposes of computing the foreign tax credit allowable to you under U.S. federal income tax laws.

Disposition of Debt Securities. If you sell or otherwise dispose of a debt security, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income to the extent not previously included in income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security.

Gain or loss from the sale or other disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year, or will be short-term capital gain or loss if you have held the debt security for one year or less. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons,

(ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Debt Securities. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a debt security unless:

1.	that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the debt security and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the debt security, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the U.S. branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a 30% percent tax on the gain derived from the sale or other taxable disposition of a debt security, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a debt security generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a debt security to you if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for U.S. federal income tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name(s) and address(es) of any underwriters

•	or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019-9710, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold  & Porter Kaye Scholer LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2019 filed with the SEC on September 24, 2020 (SEC File No. 033-73840);

•	All amendments on Form 18-K/A to the 2019 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2019 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone:    57-1-381-2802/57-1-381-2156

Facsimile:    57-1-381-2801/57-1-381-2102

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

LISTING AGENT

Banque International á Luxembourg S.A.

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter Kaye Scholer LLP	Legal Affairs Group
250 West 55th Street	Ministerio de Hacienda y Crédito Público
New York, New York 10019	Dirección General de Crédito Público y Tesoro Nacional
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia Abogados S.A.S.
125 Broad Street	Calle 70 Bis No. 4-41
New York, New York 10004	Bogotá D.C., Colombia